   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 1995

                                                      REGISTRATION NO. 33-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                    INTERNATIONAL LEASE FINANCE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                               22-3059110
   (STATE OR OTHER JURISDICTION OF       (IRS EMPLOYER IDENTIFICATION NUMBER)
   INCORPORATION OR ORGANIZATION)

                     1999 AVENUE OF THE STARS, 39TH FLOOR
                 LOS ANGELES, CALIFORNIA 90067 (310) 788-1999
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                            JULIE I. SACKMAN, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                     1999 AVENUE OF THE STARS, 39TH FLOOR
                 LOS ANGELES, CALIFORNIA 90067 (310) 788-1999
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

      RICHARD A. BOEHMER, ESQ.             PETER P. WALLACE, ESQ.
         O'MELVENY & MYERS            MILBANK, TWEED, HADLEY & MCCLOY
         400 S. HOPE STREET              601 SOUTH FIGUEROA STREET
   LOS ANGELES, CALIFORNIA 90071       LOS ANGELES, CALIFORNIA 90017

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
                                          MAXIMUM      AGGREGATE    AMOUNT OF
 TITLE OF SHARES TO BE    AMOUNT TO BE OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED   PER SHARE(1)    PRICE(1)       FEE
-------------------------------------------------------------------------------
Market Auction Preferred
 Stock.................   1,000 Shares    $100,000    $100,000,000   $20,000

-------------------------------------------------------------------------------
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(1) Estimated solely for purposes of calculation of registration fee.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                (SUBJECT TO COMPLETION ISSUED NOVEMBER 16, 1995)
PROSPECTUS
[LOGO OF INTERNATIONAL LEASE FINANCE CORPORATION]

                    INTERNATIONAL LEASE FINANCE CORPORATION

             500 SHARES OF MARKET AUCTION PREFERRED STOCK, SERIES G 500 SHARES OF MARKET AUCTION PREFERRED STOCK, SERIES H
                   Liquidation Preference $100,000 Per Share

                                  ----------

  Dividends on the Market Auction Preferred Stock, Series G and Series H (collectively, the "MAPS") are cumulative from the Date of Original Issue and are payable when, as and if declared by the Board of Directors of International Lease Finance Corporation. The Initial Dividend Payment Date and Initial
Dividend Rate will be            , 1996 and    % per annum for the Series G
MAPS and            , 1996 and    % per annum for the Series H MAPS.
Thereafter, dividends will be payable at the Applicable Rate in effect from time to time when, as and if declared on each subsequent Dividend Payment Date
which is, subject to certain exceptions, (i) every seventh       for the Series
G MAPS and (ii) every seventh       for the Series H MAPS for the Standard
Dividend Period of 49 days, subject to certain exceptions, commencing on the prior Dividend Payment Date. Under certain circumstances, the Company may specify that a Dividend Period be a Short Dividend Period (50 to 364 days) or a Long Dividend Period (one year or longer).

  After the Initial Dividend Period, the Applicable Rate for each Dividend Period will be determined on the basis of Orders placed in an Auction conducted on the Business Day preceding the commencement of a Dividend Period, subject to certain exceptions. In each Auction each Existing Holder will indicate its desire (i) to continue to hold shares of a Series without regard to the Applicable Rate that results from such Auction, (ii) to continue to hold shares of a Series if the Applicable Rate that results from such Auction is equal to or greater than the rate bid by such Existing Holder and/or (iii) to sell shares of a Series without regard to the Applicable Rate that results from such Auction. Potential Holders may submit bids in which they will offer to purchase shares of a Series if the Applicable Rate that results from such Auction is equal to or greater than the rate bid by such Potential Holder. The Applicable Rate that results from an Auction for any Dividend Period will not be greater than a rate per annum (the "Maximum Applicable Rate"), determined by reference to the credit ratings of the MAPS, that is a percentage of the Applicable "AA" Composite Commercial Paper Rate, in the case of a Standard Dividend Period or a Short Dividend Period of 183 days or less, or a percentage of the Applicable Treasury Bill Rate, in the case of a Short Dividend Period of 184 days to 364 days or the Applicable Treasury Note Rate in the case of a Long Dividend Period. The Maximum Applicable Rate may range from 150% to 275% of such rates, and on the date of delivery of the MAPS is anticipated to be 200% thereof. If the Company fails to make timely payments to the Auction Agent of the full amount of any dividend on the MAPS or the redemption price of MAPS called for redemption, the Applicable Rate will not be based on the results of an Auction but instead will be the Default Rate, unless such failure to pay is cured within three Business Days.

  Shares of MAPS may be transferred only in whole shares and pursuant to a Bid or a Sell Order placed in an Auction, to or through a Broker-Dealer or to a person that has delivered a signed Master Purchaser's Letter to a Broker-Dealer. Prospective purchasers should carefully review the Auction Procedures described in this Prospectus (including its Appendices) and should note that
(i) a Bid or Sell Order constitutes a commitment to purchase or sell shares of MAPS based upon the results of an Auction, (ii) Auction participation will be through telephonic communications, (iii) settlement for purchases and sales will be on the Business Day following an Auction and (iv) ownership of MAPS will be maintained in book-entry form by or through the Securities Depositary.

  Each Series of MAPS is redeemable on any Dividend Payment Date for such Series, in whole or in part, at the option of the Company, at $100,000 per share, plus accrued and unpaid dividends.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION  OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE  ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
      A CRIMINAL OFFENSE.

                                  ----------

                            PRICE $100,000 PER SHARE

                                  ----------

                                               UNDERWRITING
                             PRICE TO          DISCOUNTS AND        PROCEEDS TO
                             PUBLIC(1)        COMMISSIONS(2)        COMPANY (3)
                             ---------        --------------        -----------
Per Share..............      $                   $                   $
Total..................      $                   $                   $

-----
  (1) Plus accrued dividends, if any, from the Date of Original Issue.
  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3) Before deduction of estimated expenses for the account of the Company of $255,000, of which $125,000 will be paid by the Underwriters.

                                  ----------

  Each share of MAPS is offered, subject to prior sale, when, as and if accepted by the Underwriters named herein, and subject to approval of certain legal matters by Milbank, Tweed, Hadley & McCloy, counsel for the Underwriters.
It is expected that delivery of the MAPS will be made on or about          ,
1995, through the facilities of The Depository Trust Company, against payment therefor in immediately available funds.
                                  ----------
MORGAN STANLEY & CO.                                             LEHMAN BROTHERS
     Incorporated
          , 1995

                             AVAILABLE INFORMATION

  International Lease Finance Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the Public Reference Room of the Commission, Room 1024, at 450 Fifth Street, N.W., Washington, D.C., 20549 and at the Commission's regional offices at Seven World Trade Center, Room 1300, New York, New York 10048 and Suite 1400 Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Room of the Commission, Room 1024, at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

    (1) Annual Report on Form 10-K for the year ended December 31, 1994;

    (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

    (3) Current Reports on Form 8-K, event dates January 12, 1995, January 17, 1995, February 27, 1995, May 4, 1995, May 12, 1995, May 25, 1995, June
  1, 1995, July 10, 1995, October 5, 1995, October 13, 1995 (relating to the Company's Medium-Term Notes, Series H) and October 13, 1995 (relating to the Company's 6 1/8% Notes due November 1, 1999).

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the MAPS hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to: Julie I. Sackman, Secretary, International Lease Finance Corporation, 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067 (telephone: (310) 788-1999).

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
      Available Information................................................   2
      Incorporation of Certain Documents by Reference......................   2
      Prospectus Summary...................................................   4
      International Lease Finance Corporation..............................   9
      Use of Proceeds......................................................   9
      Capitalization of the Company........................................   9
      Selected Financial Data..............................................  10
      American International Group, Inc....................................  11
      Description of MAPS..................................................  11
      Certain Income Tax Consequences......................................  29
      Underwriters.........................................................  31
      Experts..............................................................  32
      Legal Matters........................................................  32
      Index of Terms.......................................................  33
      Appendix A: Settlement Procedures.................................... A-1
      Appendix B: Auction Procedures....................................... B-1
      Appendix C: Master Purchaser's Letter................................ C-1

                               ----------------
  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. Terms not defined in this Summary are defined elsewhere herein or in the Appendices hereto.

INTERNATIONAL LEASE FINANCE CORPORATION

  The Company is primarily engaged in the acquisition of new and used commercial jet aircraft and the leasing and sale of such aircraft to domestic and foreign airlines. The Company, in terms of the number and value of transactions concluded, is a major owner-lessor of commercial jet aircraft. Since its formation in 1973, the Company has engaged in over 700 transactions involving the lease or sale of commercial aircraft to more than 140 airlines. In addition, the Company is engaged in the remarketing of commercial jets for airlines and financial institutions. At September 30, 1995, the Company owned 293 aircraft including aircraft owned in joint ventures. At September 30, 1995, the Company had committed to purchase 258 aircraft deliverable through 2004 at an estimated aggregate purchase price of $13.2 billion. It also had options to purchase an additional 23 aircraft deliverable through 2001 at an estimated aggregate purchase price of $1.6 billion.

USE OF PROCEEDS

  The net proceeds from the sale of the MAPS offered hereby are estimated to be approximately $98.5 million. The Company intends to use the net proceeds to repay maturing commercial paper. At November 15, 1995, the Company had approximately $2.5 billion of commercial paper outstanding with a weighted interest rate of approximately 5.8%.

AMERICAN INTERNATIONAL GROUP, INC.

  The Company is a wholly-owned subsidiary of American International Group, Inc. ("AIG"). AIG is a holding company which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. The principal insurance company subsidiaries of AIG are American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., New Hampshire Insurance Company, Lexington Insurance Company, American International Underwriters Overseas, Ltd., American Life Insurance Company, American International Assurance Company, Limited, The Philippine American Life Insurance Company, American International Reinsurance Company, Ltd. and United Guaranty Residential Insurance Company. Other significant activities of AIG include financial services and insurance agency and service fee operations. The common stock of AIG is listed on, among others, the New York Stock Exchange.

  THE MAPS ARE NOT OBLIGATIONS OF AIG.

THE OFFERING

  The Company is offering two series of MAPS ("Series G MAPS" and "Series H MAPS," each a "Series"), each consisting of 500 shares. Each Series of MAPS is being offered at an offering price of $100,000 per share.

DIVIDENDS

  The MAPS of each Series will entitle the holder thereof to receive cumulative preferred dividends, when, as and if declared by the Board of Directors of the Company, out of funds available therefor under applicable law and the Articles of Incorporation. See "Description of MAPS--General." Dividend rates and Dividend Payment Dates for the Initial Dividend Period for each Series of MAPS shall be as indicated on the cover page of this Prospectus. After the Initial Dividend Period, except as provided below, the dividend rate on the

MAPS of each Series will be the Applicable Rate for such Series that the Auction Agent advises the Company has resulted from an Auction relating to such Series. Separate Auctions will be conducted for each Series. See "Description of MAPS--Dividends--Determination of Dividend Rate." The dividend rate on each Series of MAPS shall not exceed the Maximum Applicable Rate for any Dividend Period (except following a Failure to Deposit, in which case the dividend rate shall be the Default Rate).

   After the Initial Dividend Period for each Series of MAPS, the term of each subsequent Dividend Period for each Series of MAPS will be a Standard Dividend Period (currently a period of 49 days) or, if established by the Company, a Short Dividend Period (50 to 364 days) or a Long Dividend Period (one year or longer). See "Description of MAPS--Dividends--Dividend Periods." Dividends will be payable (a) for any Series with respect to a Standard Dividend Period, on
(i) each seventh      for the Series G MAPS and (ii) each seventh      for the
Series H MAPS following the commencement of such Dividend Period; (b) for any Series with respect to a Short Dividend Period, on the day following the last day of such Short Dividend Period and on such other dates as are established at the time such Short Dividend Period is determined; and (c) for any Series with respect to a Long Dividend Period, on the day following the last day of such Long Dividend Period and on the first day of the fourth calendar month after the commencement of such Long Dividend Period and quarterly thereafter on the first day of each applicable month, in each case subject to certain adjustments. See "Description of MAPS--Dividends--Dividend Payment Dates."

  The Maximum Applicable Rate on any Auction Date shall be the rate obtained by multiplying the Applicable Determining Rate on such date by the percentage determined as set forth below based on the lower of the credit ratings assigned to the MAPS by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P").

                       CREDIT RATINGS                         APPLICABLE PERCENTAGE
             -------------------------------------                OF APPLICABLE
                 MOODY'S                 S&P                    DETERMINING RATE
             ----------------        ------------             ---------------------
             "aa3" or Above          AA- or Above                     150%
             "a3" to "a1"            A- to A+                         200%
             "baa3" to "baa1"        BBB- to BBB+                     225%
             Below "baa3"            Below BBB-                       275%

  The Applicable Determining Rate with respect to MAPS with a Standard Dividend Period or a Short Dividend Period of 183 days or less is the Applicable "AA" Composite Commercial Paper Rate; with respect to MAPS with a Short Dividend Period of 184 to 364 days, it is the Applicable Treasury Bill Rate; and with respect to MAPS with a Long Dividend Period, it is the Applicable Treasury Note Rate. See "Description of MAPS--Auction Procedures--Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate."

  The Company may give a Notice of Short Dividend Period or a Notice of Long Dividend Period, not less than ten and not more than 30 days prior to an Auction Date for any Series of MAPS, to the Auction Agent and the Securities Depositary. Each such Notice will specify (i) the next succeeding Dividend Period as a Short Dividend Period or a Long Dividend Period, (ii) the term thereof, (iii) in the case of any Long Dividend Period, additional redemption provisions or restrictions on redemption, if any, and (iv) the Dividend Payment Dates; provided that, for any Auction occurring after the initial Auction, the Company may not give a Notice of a Short Dividend Period or a Notice of a Long Dividend Period (and any such Notice shall be null and void) unless Sufficient Clearing Bids were made in the last occurring Auction of any series of Market Auction Preferred Stock of the Company now or hereafter authorized (the "Authorized MAPS") (or all shares of such series of Authorized MAPS were subject to Submitted Hold Orders) and full cumulative dividends, if any, for all Authorized MAPS payable prior to such date have been paid in full. A Notice may be revoked by the Company on or prior to the Business Day prior to the related Auction Date by giving a Notice of Revocation to the Auction Agent and the Securities Depositary. If the Company does not give a Notice with respect to the succeeding Dividend Period for any Series of MAPS or gives a Notice of Revocation with respect thereto, such next succeeding Dividend Period will be a Standard Dividend Period.

  In addition, if the Company has given a Notice with respect to the next succeeding Dividend Period for a Series and has not given a Notice of Revocation with respect thereto, but Sufficient Clearing Bids are not made in the related Auction (other than because all shares of such Series were subject to Submitted Hold Orders) or such Auction is not held for any reason,
(i) such next succeeding Dividend Period will, notwithstanding such Notice, be a Standard Dividend Period and (ii) the Company may not again give a Notice (and any such Notice shall be null and void) until Sufficient Clearing Bids have been made in an Auction of a series of Authorized MAPS or an Auction has been held in which all shares of a series of Authorized MAPS were subject to Submitted Hold Orders.

  Each Broker-Dealer will be required to notify promptly each person that has purchased MAPS of either Series from or through such Broker-Dealer and, to the knowledge of such Broker-Dealer, remains an Existing Holder of MAPS of such Series, as to any Notice or Notice of Revocation given by the Company relating to such Series. Holders of MAPS for which a Notice has been delivered should contact their respective Broker-Dealers for further information. See "Description of MAPS--Dividends--Extension of Dividend Period."

  In the event of the failure by the Company to pay to the Auction Agent by 12:00 noon, New York City time, (i) on the Business Day next preceding any Dividend Payment Date, the full amount of any dividend (whether or not earned or declared) to be paid on such Dividend Payment Date for any Series of MAPS or
(ii) on the Business Day next preceding any redemption date, the full redemption price (including accumulated and unpaid dividends) to be paid on such redemption date for any share of any Series of MAPS (in each case referred to as a "Failure to Deposit"), then, until the full amount due shall have been paid to the Auction Agent, Auctions will be suspended and the Applicable Rate for such Series will be equal to the Applicable Determining Rate multiplied by the percentage shown opposite the lowest Credit Ratings category on the preceding page determined as of the Business Day preceding such Failure to Deposit (the "Default Rate"). If such Failure to Deposit is cured within three Business Days, the Applicable Rate during the period from the Dividend Payment Date in respect of which such Failure to Deposit occurred through the day preceding the Business Day next succeeding the Auction held following such cure will be the Default Rate and the Applicable Rate for the Dividend Period commencing on the second Business Day following such cure will be based on the results of an Auction to be held on the Business Day following such cure. Unless such a cure is effected, the Default Rate shall continue in effect until there shall occur a Dividend Payment Date at least two Business Days prior to which the full amount of any dividends (whether or not earned or declared) payable on each Dividend Payment Date prior to and including such Dividend Payment Date, and the full amount of any redemption price (including accumulated and unpaid dividends) then due, shall have been paid to the Auction Agent, and thereupon Auctions shall resume on the terms stated herein for Dividend Periods commencing with such Dividend Payment Date. If an Auction is not held on an Auction Date for any reason (other than because of suspension of Auctions due to a Failure to Deposit), the dividend rate therefor shall be the Maximum Applicable Rate determined as of such Auction Date. See "Description of MAPS--Dividends--Determination of Dividend Rate."

REDEMPTION

  At the option of the Company, the shares of any Series of MAPS may be redeemed, in whole or from time to time in part, out of funds legally available therefor, on any Dividend Payment Date for such Series, upon at least 15 but not more than 45 days' notice, at a redemption price per share equal to the sum of $100,000 plus an amount equal to accumulated and unpaid dividends thereon (whether or not earned or declared) to the date that the Company pays the full amount payable upon redemption of such shares. Pursuant to such right of optional redemption, the Company may elect to redeem some or all of the shares of a series of Authorized MAPS without redeeming shares of any other series of Authorized MAPS. See "Description of MAPS--Redemption."

LIQUIDATION PREFERENCE

  The liquidation preference for MAPS will be $100,000 per share, plus an amount equal to accumulated and unpaid dividends (whether or not declared) to and including the date of distribution. See "Description of MAPS--Liquidation Preference."

VOTING RIGHTS

  Except in certain limited circumstances described in this Prospectus or as expressly required by law, holders of MAPS will have no voting rights. See "Description of MAPS--Voting Rights."

AUCTION PROCEDURES

  Separate Auctions will be conducted for each Series of MAPS on the Business Day prior to the beginning of each Dividend Period after the Initial Dividend Period. As used herein, "Existing Holder" means a person who has signed a Master Purchaser's Letter and is listed as the beneficial owner of any MAPS in the records of the Auction Agent, and "Potential Holder" means a person who has signed a Master Purchaser's Letter.

  Prior to the Submission Deadline on each Auction Date for the applicable Series of MAPS, each Existing Holder may submit to a Broker-Dealer its:

  . Hold Order--indicating its desire to hold shares of MAPS without regard to the Applicable Rate for the next Dividend Period.

  . Bid--indicating its desire to sell shares of MAPS, provided that the Applicable Rate for the next Dividend Period is less than the rate per annum specified in such Bid.

  . Sell Order--indicating its desire to sell shares of MAPS without regard to the Applicable Rate for the next Dividend Period.

  An Existing Holder may submit different types of Orders in an Auction with respect to different shares of MAPS then held by such Existing Holder. An Existing Holder that offers to purchase additional shares of MAPS is, for purposes of such offer, treated as a Potential Holder. Any Bid specifying a rate higher than the Maximum Applicable Rate on the Auction Date will (a) be treated as a Sell Order if submitted by an Existing Holder and (b) not be considered if submitted by a Potential Holder. A Hold Order will be deemed to have been submitted on behalf of an Existing Holder if an Order is not timely submitted on behalf of such Existing Holder for any reason, including the failure of a Broker-Dealer to submit such Existing Holder's Order to the Auction Agent in a timely manner. See "Description of MAPS--Auction Procedures--Orders by Existing Holders and Potential Holders."

  If Sufficient Clearing Bids have been made, the Auction Agent will determine the lowest rate specified in the Submitted Bids (the "Winning Bid Rate") which would result in Existing Holders continuing to hold (pursuant to Submitted
Bids) an aggregate number of shares of MAPS which, when added to the number of shares of MAPS to be purchased by Potential Holders, based on the rates in their Submitted Bids, would equal not less than the number of Available Shares of MAPS. In such event, the Winning Bid Rate will be the Applicable Rate for the next Dividend Period for all MAPS of such Series.

  If Sufficient Clearing Bids have not been made (other than because all of the Outstanding shares of MAPS are subject to Submitted Hold Orders), the next succeeding Dividend Period will be a Standard Dividend Period and the Applicable Rate for the next Dividend Period for all shares of MAPS of such Series will be equal to the Maximum Applicable Rate for a Standard Dividend Period determined as of the Business Day immediately preceding such Auction. If Sufficient Clearing Bids have not been made, Existing Holders that have submitted Sell Orders will not be able to sell in the Auction all, and may not be able to sell any, shares of MAPS subject to such Submitted Sell Orders.

  If all of the Outstanding shares of MAPS of any Series are subject to Submitted Hold Orders, the Applicable Rate for the next Dividend Period will be 59% of the Applicable "AA" Composite Commercial Paper Rate, if the next Dividend Period for such Series of MAPS is a Standard Dividend Period or a Short Dividend Period of 183 days or less; or 59% of the Applicable Treasury Bill Rate, if the next Dividend Period for such Series of MAPS is a Short Dividend Period of 184 days to 364 days; or 59% of the Applicable

Treasury Note Rate, if the next Dividend Period for such Series of MAPS is a Long Dividend Period, in each case as in effect on the related Auction Date. See "Description of MAPS--Auction Procedures--Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate."

  The Auction Procedures provide for a pro rata allocation of shares of MAPS for purchase and sale, which may result in an Existing Holder continuing to hold or selling, or a Potential Holder purchasing, a number of shares of MAPS that is fewer than the number of shares of MAPS specified in its Order. If, as a result of the Auction Procedures, (1) any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share, the Auction Agent will, in such manner as in its sole discretion it will determine, round up or down the number of shares being sold and purchased on such Auction Date so that the number of shares sold or purchased by each Existing Holder or Potential Holder will be whole shares or (2) any Potential Holder would be entitled or required to purchase less than a whole share, the Auction Agent will, in such manner as in its sole discretion it will determine, allocate shares of MAPS for purchase among Potential Holders so that only whole shares are purchased by any such Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing shares of MAPS. Existing Holders that submitted or were deemed to have submitted Hold Orders will continue to hold the shares of MAPS subject to such Hold Orders. See "Description of MAPS--Auction Procedures--Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of MAPS."

MASTER PURCHASER'S LETTER

  Each prospective purchaser of MAPS of any Series will be required to sign and deliver a Master Purchaser's Letter to a Broker-Dealer, in which such prospective purchaser will agree, among other things, that (i) MAPS may be transferred only pursuant to a Bid or Sell Order placed in an Auction, or to or through a Broker-Dealer or to a person that has delivered a signed Master Purchaser's Letter to a Broker-Dealer, provided that in the case of all transfers other than those pursuant to an Auction, such prospective purchaser, its Broker-Dealer or its Agent Member promptly advises the Auction Agent of such transfer, and (ii) such prospective purchaser's ownership of shares of MAPS of any Series will be maintained in book-entry form by the Securities Depositary, in the account of such prospective purchaser's Agent Member, which in turn will maintain records of such prospective purchaser's beneficial ownership.

  EXECUTION OF A MASTER PURCHASER'S LETTER IS NOT A COMMITMENT TO PURCHASE MAPS OF ANY SERIES IN THE OFFERING MADE BY THIS PROSPECTUS OR IN ANY AUCTION, BUT IS A CONDITION PRECEDENT TO PURCHASING MAPS OF ANY SERIES.

CERTAIN INCOME TAX CONSEQUENCES

  The Company has received an opinion of O'Melveny & Myers, special counsel to the Company, that the MAPS will constitute equity of the Company and distributions thereon (other than distributions in redemption of the MAPS subject to Section 302(b) of the Code) will constitute dividends for federal income tax purposes to the extent made out of the current or accumulated earnings and profits of the Company as determined under federal income tax principles. In the opinion of such counsel, a corporate holder of MAPS, who is otherwise entitled to the 70% Dividends-Received Deduction permitted by Section 243 of the Code, will be entitled to that deduction with respect to dividends received on the MAPS. It should be noted that opinions of counsel are not binding on the IRS or the courts. Thus, it is possible that the IRS might take a position contrary to the opinion of counsel expressed above and seek to deny the Dividends-Received Deduction with respect to dividends paid on the MAPS. Counsel is of the opinion that if the IRS asserted such a position, the IRS would not prevail in a judicial proceeding in which the issues were properly presented.

  See "Certain Income Tax Consequences" for a more complete description of counsel's opinion and the income tax consequences of an investment in MAPS.

                    INTERNATIONAL LEASE FINANCE CORPORATION

  The Company is primarily engaged in the acquisition of new and used commercial jet aircraft and the leasing and sale of such aircraft to domestic and foreign airlines. The Company, in terms of the number and value of transactions concluded, is a major owner-lessor of commercial jet aircraft. Since its formation in 1973, the Company has engaged in over 700 transactions involving the lease or sale of commercial aircraft to more than 140 airlines. In addition, the Company is engaged in the remarketing of commercial jets for airlines and financial institutions. At September 30, 1995, the Company owned 293 aircraft including aircraft owned in joint ventures. At September 30, 1995, the Company had committed to purchase 258 aircraft deliverable through 2004 at an estimated aggregate purchase price of $13.2 billion. It also had options to purchase an additional 23 aircraft deliverable through 2001 at an estimated aggregate purchase price of $1.6 billion.

  The Company is a wholly owned subsidiary of AIG.

  The Company is incorporated in the State of California and its principal executive offices are located at 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067, with telephone and telecopier numbers of (310) 788-1999 and (310) 788-1990, respectively.

                                USE OF PROCEEDS

  The net proceeds from the sale of the MAPS offered hereby are estimated to be approximately $98.5 million. The Company intends to use the net proceeds to repay maturing commercial paper. Commercial paper borrowings were used for general corporate purposes, including working capital and the acquisition of aircraft. At November 15, 1995, the Company had approximately $2.5 billion of commercial paper outstanding with a weighted interest rate of approximately 5.8%.

                         CAPITALIZATION OF THE COMPANY

  The following table sets forth the total capitalization of the Company at September 30, 1995, and as adjusted to give effect to (i) the issuance of the MAPS and (ii) the application of net proceeds from the issuance of the MAPS as described above. See "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements of the Company contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995 incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                         SEPTEMBER 30, 1995
                                                       -----------------------
                                                         ACTUAL    AS ADJUSTED
                                                       ----------- -----------
                                                           (IN THOUSANDS)
   Debt financing.....................................  $9,414,304 $ 9,315,804
   Shareholders' equity:
     Preferred stock, without par value; authorized:
      20,000,000 shares of preferred stock; issued:
      500 shares of Series A MAPS, 500 shares of Se-
      ries B MAPS, 500 shares of Series C MAPS, 500
      shares of Series D MAPS, 500 shares of Series E
      MAPS and 500 shares of Series F MAPS, liquida-
      tion preference $100,000 per share; (as adjust-
      ed: issued 500 Series A MAPS, 500 Series B MAPS,
      500 Series C MAPS, 500 Series D MAPS, 500 Series
      E MAPS, 500 Series F MAPS, 500 Series G MAPS and
      500 Series H MAPS, liquidation preference
      $100,000 per share).............................     300,000     400,000
     Common stock, without par value; authorized:
      100,000,000 shares; issued and outstanding:
      35,818,122 shares...............................       3,582       3,582
     Additional paid-in capital.......................     581,417     579,917
     Retained earnings................................     981,982     981,982
                                                       ----------- -----------
       Total shareholders' equity.....................   1,866,981   1,965,481
                                                       ----------- -----------
       Total capitalization (including short-term
        debt)......................................... $11,281,285 $11,281,285
                                                       =========== ===========

                            SELECTED FINANCIAL DATA

  The following table summarizes selected consolidated financial data and operating information of the Company. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 which is incorporated herein by reference. The selected consolidated financial data for the nine months ended September 30, 1995 are not necessarily indicative of the results which may be expected for any interim period or the full fiscal year.

                           13 MONTHS                    YEAR ENDED                        NINE MONTHS ENDED
                             ENDED                     DECEMBER 31,                         SEPTEMBER 30,
                          DECEMBER 31, -----------------------------------------------  -----------------------
                              1990        1991        1992        1993        1994         1994        1995
                          ------------ ----------  ----------  ----------  -----------  ----------  -----------
                                              (DOLLAR AMOUNTS IN THOUSANDS)
OPERATING DATA:
Rentals of flight equip-
 ment...................   $  367,649  $  433,505  $  628,600  $  795,437  $   993,596  $  723,759  $   917,141
Flight equipment market-
 ing....................       45,408      38,238      46,845      53,680       76,193      59,531       83,076
Interest and other in-
 come...................       53,023      54,968      55,072      62,515       40,267      30,553       35,360
Total revenues..........      466,080     526,711     730,517     911,632    1,110,056     813,843    1,035,577
Expenses................      343,080     387,011     484,277     633,992      798,049     570,866      797,285
Income before income
 taxes..................      123,000     139,700     246,240     277,640      312,007     242,977      238,292
Net income(1)...........       69,901      89,530     157,749     168,565      201,943     153,418      148,066
RATIO OF EARNINGS TO
 FIXED CHARGES AND PRE-
 FERRED STOCK DIVI-
 DENDS(2)...............         1.33x       1.44x       1.75x       1.68x        1.59x       1.66x        1.41x

BALANCE SHEET DATA:
Flight equipment under
 operating leases (net
 of accumulated
 depreciation)..........   $2,633,627  $3,453,149  $4,759,899  $6,515,837  $ 8,851,079  $8,351,732  $11,111,469
Net investment in fi-
 nance and sales-type
 leases.................      260,396     247,936     242,445     290,269       92,233      59,115       88,038
Total assets............    3,523,626   4,563,622   6,079,765   8,139,821   10,353,132   9,774,604   12,565,040
Total debt..............    2,497,074   3,242,010   4,242,288   5,819,481    7,583,006   7,156,089    9,414,304
Shareholders' equity....      632,323     815,208   1,156,195   1,409,181    1,640,772   1,546,876    1,866,981

OTHER DATA:
Aircraft owned at period
 end....................          106         132         176         230          270         253          293
Aircraft sold or
 remarketed during the
 period.................           13           8           7           9           24          22           27

--------
(1) Includes an extraordinary loss of $7,035,000 in 1990.
(2) For the purpose of computing such ratios, "earnings" represents the sum of net income, provision for income taxes and fixed charges, less capitalized interest. "Fixed charges" represents interest expense, capitalized interest and the interest factor of rents under operating leases. "Preferred stock dividends" represents preferred dividend requirements multiplied by the ratio which pre-tax income bears to net income.

                       AMERICAN INTERNATIONAL GROUP, INC.

  AIG is a holding company which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. The principal insurance company subsidiaries of AIG are American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., New Hampshire Insurance Company, Lexington Insurance Company, American International Underwriters Overseas, Ltd., American Life Insurance Company, American International Assurance Company, Limited, The Philippine American Life Insurance Company, American International Reinsurance Company, Ltd. and United Guaranty Residential Insurance Company. Other significant activities of AIG include financial services and insurance agency and service fee operations. The common stock of AIG is listed on, among others, the New York Stock Exchange.

  THE MAPS ARE NOT OBLIGATIONS OF AIG.

                              DESCRIPTION OF MAPS

  The following description of the terms of the MAPS does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Articles of Incorporation of the Company (the "Articles of Incorporation"), as the same will be amended prior to the issuance of the MAPS by the filing of certificates of determination designating and establishing the voting rights, preferences, limitations and special rights of the MAPS (the "Designation"), the Auction Agent Agreement and the Broker-Dealer Agreements, the forms of which will be made available to prospective investors upon request, and to the Appendices to this Prospectus.

GENERAL

  The MAPS of each Series will be preferred shares of the Company entitling the holders thereof to receive cumulative preferred dividends when, as and if declared by the Board of Directors of the Company out of funds available therefor under applicable law and the Articles of Incorporation. No fractional MAPS will be issued. When issued in the manner described herein, the MAPS will be fully paid and nonassessable. The MAPS will not be convertible into Common Stock or other shares of the Company and holders thereof will have no preemptive rights.

  The Company is authorized by the Articles of Incorporation to issue, without stockholder approval, up to 20,000,000 shares of Preferred Stock, no par value, in one or more series, with such designations, preferences and other rights and limitations or restrictions and qualifications as may be fixed by the Board of Directors in resolutions providing for the issuance of such series. As of the date of this Prospectus, 500 shares of Market Auction Preferred Stock, Series A (the "Series A MAPS"), 500 shares of Market Auction Preferred Stock, Series B (the "Series B MAPS"), 500 shares of Market Auction Preferred Stock, Series C (the "Series C MAPS"), 500 shares of Market Auction Preferred Stock, Series D (the "Series D MAPS"), 500 shares of Market Auction Preferred Stock, Series E ("Series E MAPS") and 500 shares of Market Auction Preferred Stock, Series F ("Series F MAPS") are outstanding. The Designation will authorize MAPS comprised of 500 shares of Series G MAPS and 500 shares of Series H MAPS. The terms of each Series of MAPS will be set forth in and established by the Designation.

  Each Series of MAPS will be represented by a single certificate issued to The Depository Trust Company, as Securities Depositary, and registered in the name of its nominee and, so long as there is a Securities Depositary, no person acquiring MAPS will be entitled to receive a certificate evidencing such MAPS, unless otherwise required by law. See "Securities Depositary."

  As described in more detail herein, each Series of MAPS may have different Dividend Payment Dates and Dividend Periods. Separate Auctions will be conducted for each Series of MAPS, which may occur on different Auction Dates. These separate Auctions may result in a different Applicable Rate for each Series of MAPS.

  The MAPS will not be subject to any sinking fund but will be subject to redemption at the option of the Company. MAPS of any Series are redeemable by the Company at its sole option, in whole or from time to time in part, upon not less than 15 nor more than 45 days notice on any Dividend Payment Date at a redemption price of $100,000 per share plus the accumulated but unpaid dividends (whether or not earned or declared) to the date that the Company pays the full amount payable upon redemption of such shares. The Company may elect to redeem all or any portion of any Series of MAPS. In connection with the selection of a Long Dividend Period, the Company may restrict its ability to redeem the MAPS of such Series by providing for the payment of a redemption premium or fixing a period of time during which the MAPS may not be redeemed. See "Redemption--Optional Redemption."

  The Designation permits the Company to establish a Short Dividend Period and a Long Dividend Period. See "Auction Procedures--Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate."

  Pursuant to an agreement (the "Auction Agent Agreement") between the Company and the Auction Agent (initially, Chemical Bank), the Auction Agent will also be the transfer agent, paying agent, registrar and redemption agent for each Series of MAPS. See "The Auction Agent."

DIVIDENDS

  General. Holders of MAPS shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds available therefor under applicable law and the Articles of Incorporation, cumulative cash dividends at the Applicable Rate, determined as set forth below, payable on the respective dates set forth below that may be applicable with respect to such MAPS. For the Initial Dividend Period, dividends will accumulate at a
rate per annum of     % in the case of Series G MAPS and     % in the case of
Series H MAPS (each, an "Initial Dividend Rate"). For each subsequent Dividend Period, the dividend rate for each Series of MAPS will be the Applicable Rate, determined as set forth herein, and will be payable on the respective dates set forth below.

  Dividend Payment Dates. Dividends on the MAPS will accumulate (whether or not declared) from the date on which the Company originally issues the MAPS (the "Date of Original Issue"). Dividends on any Series of MAPS with a Standard Dividend Period will be payable on the Dividend Payment Date for such Series specified on the cover page of this Prospectus during the Initial Dividend Period (the "Initial Dividend Payment Date" for such Series) and
thereafter, except as provided below, on (i) each seventh       for the Series
G MAPS and (ii) each seventh        for the Series H MAPS following the
preceding Dividend Payment Date for such Series. Dividends on any Series of MAPS with a Short Dividend Period will be payable, except as provided below, on the day following the last day of such Short Dividend Period and will also be payable on such other dates as are established at the time such Short Dividend Period is determined. Dividends on any Series of MAPS with a Long Dividend Period will be payable, except as provided below, on the day following the last day of such Long Dividend Period and on the first day of the fourth calendar month after the commencement of such Long Dividend Period and quarterly thereafter on the first day of each applicable month. Each day on which dividends on MAPS of each Series would be payable as determined as set forth in this paragraph but for the adjustments set forth below is referred to herein as a "Normal Dividend Payment Date."

  In the case of dividends payable with respect to a Series of MAPS with a Standard Dividend Period or a Short Dividend Period, if:

    (a)(i) the Securities Depositary shall continue to make available to Agent Members the amounts due as dividends on the MAPS of such Series in next-day funds on the dates on which such dividends are payable and (ii) a Normal Dividend Payment Date is not a Business Day, or the day next succeeding such Normal Dividend Payment Date is not a Business Day, then dividends shall be payable on the first Business Day preceding such Normal Dividend Payment Date that is next succeeded by a Business Day; or

    (b)(i) the Securities Depositary shall make available to Agent Members the amounts due as dividends on the MAPS of such Series in immediately available funds on the dates on which such dividends are payable (and the Securities Depositary shall have so advised the Auction Agent) and (ii) a Normal Dividend Payment Date is not a Business Day, then dividends shall be payable on the first Business Day following such Normal Dividend Payment Date.

  In the case of dividends payable with respect to a Series of MAPS with a Long Dividend Period, if:

    (a)(i) the Securities Depositary shall continue to make available to Agent Members the amounts due as dividends on the MAPS of such Series in next-day funds on the dates on which such dividends are payable and (ii) a Normal Dividend Payment Date is not a Business Day, or the day next succeeding such Normal Dividend Payment Date is not a Business Day, then dividends shall be payable on the first Business Day following such Normal Dividend Payment Date that is next succeeded by a Business Day; or

    (b)(i) the Securities Depositary shall make available to Agent Members the amounts due as dividends on the MAPS of such Series in immediately available funds on the dates on which such dividends are payable (and the Securities Depositary shall have so advised the Auction Agent) and (ii) a Normal Dividend Payment Date is not a Business Day, then dividends shall be payable on the first Business Day following such Normal Dividend Payment Date.

  Notwithstanding the foregoing, in case of payment in next-day funds, if the date on which dividends on shares of any Series of MAPS would be payable as determined as set forth in the preceding paragraphs is a day that would result in the number of days between successive Auction Dates for such Series (determined by excluding the first Auction Date and including the second Auction Date) not being at least equal to the then-current minimum holding period (currently set forth in Section 246(c) of the Code) (the "Minimum Holding Period") required for corporate taxpayers to be entitled to the dividends-received deduction on preferred stock held by nonaffiliated corporations (currently set forth in Section 243(a) of the Code) (the "Dividends-Received Deduction"), then dividends on such shares shall be payable on the first Business Day following such date on which dividends would be so payable that is next succeeded by a Business Day that results in the number of days between such successive Auction Dates (determined as set forth above) being at least equal to the then-current Minimum Holding Period.

  Each date on which dividends for each Series of MAPS shall be payable as determined as set forth above is referred to herein as a "Dividend Payment Date". If applicable, the period from the preceding Dividend Payment Date to the next Dividend Payment Date for any Series of MAPS with a Long Dividend Period is hereby referred to as a "Dividend Quarter." Although any particular Dividend Payment Date may not occur on the originally scheduled Normal Dividend Payment Date because of the adjustments set forth above, each succeeding Dividend Payment Date will be, subject to such adjustments, the date determined as set forth above as if each preceding Dividend Payment Date had occurred on the respective originally scheduled Normal Dividend Payment Date.

  In addition, notwithstanding the foregoing, in the event of a change in law altering the Minimum Holding Period, the period of time between Dividend Payment Dates shall automatically be adjusted so that there shall be a uniform number of days in subsequent Dividend Periods (such number of days without giving effect to the adjustment referred to above being referred to herein as the "Subsequent Dividend Period Days") commencing after the date of such change in law equal to or to the extent necessary, in excess of the then-current Minimum Holding Period, provided that the number of Subsequent Dividend Period Days shall not exceed by more than nine days the length of such then-current Minimum Holding Period and shall be evenly divisible by seven, and the maximum number of Subsequent Dividend Period Days, as adjusted pursuant to this provision, in no event shall exceed 119 days.

  In addition, following such change in law, under the Broker-Dealer Agreement each Broker-Dealer is required to notify each Existing Holder who acquired shares of any Series of MAPS through such Broker-Dealer and, to the knowledge of such Broker-Dealer, has not disposed of such shares, at least ten days prior to both (i) the first day of the first Dividend Period preceding the Dividend Period for which such change is to be effective and (ii) the first day of the first Dividend Period for which such change is to be effective, if possible.

  Dividend Periods. After the Initial Dividend Period for each Series of MAPS, each subsequent Dividend Period for such Series will (except for the adjustments for non-Business Days described above) be 49 days (each such 49-day period, subject to any adjustment as a result of a change in law altering the Minimum Holding Period as described above, being herein referred to as a "Standard Dividend Period"), unless, as described under "Extension of Dividend Period" below, the Company specifies that any such subsequent Dividend Period for a particular Series of MAPS will be a Dividend Period of 50 to 364 days and consisting of a whole number of weeks (a "Short Dividend Period") or a Dividend Period of one year or longer (a "Long Dividend Period"). Each such Standard Dividend Period, Short Dividend Period and Long Dividend Period (together with the periods commencing on the Date of Original Issue and ending on the respective Initial Dividend Payment Date for each Series (each, an "Initial Dividend Period")) being referred to herein as a "Dividend Period." After the Initial Dividend Period for each Series of MAPS, each successive Dividend Period will commence on the Dividend Payment Date for the preceding Dividend Period for such Series and will end (i) in the case of a Standard Dividend Period, on the day preceding the next Dividend Payment Date and (ii) in the case of a Short Dividend Period or a Long Dividend Period, on the last day of the Short Dividend Period or the Long Dividend Period specified by the Company in the related Notice.

  Extension of Dividend Period. The Company may give telephonic and written notice, not less than ten and not more than 30 days prior to an Auction Date, to the Auction Agent and the Securities Depositary that the next succeeding Dividend Period will be a Short Dividend Period (a "Notice of Short Dividend Period") or a Long Dividend Period (a "Notice of Long Dividend Period" and, together with a Notice of Short Dividend Period, a "Notice"). Each such Notice will specify (i) the next succeeding Dividend Period as a Short Dividend Period or a Long Dividend Period, (ii) the term thereof, (iii) in the case of any Long Dividend Period, additional redemption provisions or restrictions on redemption, if any, and (iv) the Dividend Payment Dates; provided that, for any Auction occurring after the initial Auction, the Company may not give a Notice of a Short Dividend Period or a Notice of a Long Dividend Period (and any such Notice shall be null and void) unless Sufficient Clearing Bids were made in the last occurring Auction of any series of Authorized MAPS (or all shares of such series were subject to Submitted Hold Orders) and full cumulative dividends, if any, for all series of Authorized MAPS payable prior to such date have been paid in full. The Board of Directors of the Company may establish a Short Dividend Period or a Long Dividend Period for any Series of MAPS. Notice may be revoked by the Company on or prior to the Business Day prior to the related Auction Date by telephonic and written notice (a "Notice of Revocation") to the Auction Agent and the Securities Depositary.

  If the Company does not give a Notice with respect to the next succeeding Dividend Period for any Series of MAPS or gives a Notice of Revocation with respect thereto, such next succeeding Dividend Period will be a Standard Dividend Period with respect to such Series. In addition, if the Company has given Notice with respect to the next succeeding Dividend Period for a Series of MAPS and has not given Notice of Revocation with respect thereto, but Sufficient Clearing Bids are not made in the related Auction (other than because all shares of such Series were subject to Submitted Hold Orders) or such Auction is not held for any reason, such next succeeding Dividend Period for such Series will, notwithstanding such Notice, be a Standard Dividend Period and the Company may not again give a Notice (and such Notice shall be null and void) until Sufficient Clearing Bids have been made in an Auction for a series of Authorized MAPS or an Auction has been held in which all shares of a series of Authorized MAPS were subject to Submitted Hold Orders.

  The Auction Agent will be required to notify promptly each Broker-Dealer, and each Broker-Dealer will be required to notify promptly each person that has purchased MAPS of such Series from or through such Broker-Dealer and, to the knowledge of such Broker-Dealer, remains an Existing Holder of MAPS of such Series, as to any Notice or any Notice of Revocation given by the Company. Holders of MAPS for which a Notice has been delivered should contact their respective Broker-Dealers for further information.

  Dividend Payments. Prior to each Dividend Payment Date for each Series of MAPS, the Company is required to deposit with the Auction Agent sufficient funds for the payment of declared dividends.

  Each dividend will be payable to the holder or holders of record of MAPS as they appear on the stock books of the Company on the Business Day next preceding the applicable Dividend Payment Date. Dividends in arrears for any past Dividend Period (and for any past Dividend Quarter during a Long Dividend Period) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holder or holders of record of MAPS. Any dividend payment made on any Series shall first be credited against the dividends accumulated with respect to the earliest Dividend Period (or, if applicable, the earliest Dividend Quarter) for which dividends have not been paid with respect to such Series. So long as the MAPS are held of record by the nominee of the Securities Depositary, dividends will be paid to the nominee of the Securities Depositary on each Dividend Payment Date. The Securities Depositary will credit the accounts of the Agent Members of Existing Holders in accordance with the Securities Depositary's normal procedures, which now provide for payments in next-day funds settled through the New York Clearing House. The Agent Member of an Existing Holder will be responsible for holding or disbursing such payments to Existing Holders in accordance with the instructions of such Existing Holders. See "Master Purchaser's Letter."

  Holders of shares of each Series of MAPS shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No dividends will be declared or paid or set apart for payment on the shares of any series of Authorized MAPS for any period unless full cumulative dividends have been or contemporaneously are declared and paid on all other series of Authorized MAPS through the most recent applicable Dividend Payment Date for such other series of Authorized MAPS. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the MAPS which may be in arrears.

  So long as any Authorized MAPS are Outstanding, the Company shall not declare, pay or set aside for payment any dividend or other distribution in respect of Junior Capital Stock or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Junior Capital Stock unless
(a) full cumulative dividends for all past Dividend Periods (and, if applicable, for all past Dividend Quarters) and all Dividend Payment Dates occurring on or prior to the date of the transaction shall have been declared and paid (or declared and a sum sufficient for payment of the dividends set apart for payment) on all such Authorized MAPS Outstanding and (b) the Company has redeemed (or set apart for payment a sum sufficient for redemption) the full number of Authorized MAPS required to be redeemed after giving any notice of an optional redemption.

  The amount of dividends per share of any Series of MAPS payable for each Dividend Period (or for each Dividend Quarter) shall be computed by multiplying the Applicable Rate for each Dividend Period (or Dividend Quarter) by a fraction, the numerator of which shall be the number of days in the Dividend Period (or Dividend Quarter) (calculated by counting both the last day and the first day thereof) such share was Outstanding, and the denominator of which shall be 360 and multiplying the amount so obtained by $100,000.

  "Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York City are authorized or obligated by law to close.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, whether outstanding on the Date of Original Issue or thereafter.

  "Junior Capital Stock" means, with respect to the Company, any and all Capital Stock of the Company ranking junior to the MAPS with respect to the payment of dividends or the distribution of assets upon liquidation.

  "Parity Capital Stock" means any and all shares of Capital Stock of the Company ranking on a parity with or equal to the MAPS as to the payment of dividends and distribution of assets.

  Determination of Dividend Rate. The Initial Dividend Rate for each Series of MAPS during the period from and after the Date of Original Issue to the Initial Dividend Payment Date will be the respective rates per annum set forth on the cover page of this Prospectus, and the dividend rate for each subsequent Dividend Period for each Series of MAPS will be, except as provided below, a rate per annum (the "Applicable Rate") that results from the next preceding Auction. See "Auction Procedures--Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate."

  Notwithstanding the results of any Auction or the application of any of the provisions of the Designation, the dividend rate on each Series of MAPS shall not exceed the Maximum Applicable Rate for any Dividend Period. See "Auction Procedures--Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate." The provisions of the immediately preceding sentence notwithstanding, at any time that the application of the provisions of the next paragraph would result in a dividend rate on the MAPS being in excess of the Maximum Applicable Rate, the maximum dividend rate applicable to such Series of MAPS shall be such higher dividend rate as provided below.

  In the event of the failure by the Company to pay to the Auction Agent by 12:00 noon, New York City time, (i) on the Business Day next preceding any Dividend Payment Date, the full amount of any dividend (whether or not earned or declared) to be paid on such Dividend Payment Date on any Series of MAPS or
(ii) on the Business Day next preceding any redemption date, the full redemption price (including accumulated and unpaid dividends) to be paid on such redemption date for any share of any Series of MAPS (in each case referred to as a "Failure to Deposit"), then, until the full amount due shall have been paid to the Auction Agent, Auctions will be suspended and the Applicable Rate for such Series shall be the Default Rate as determined as of the Business Day preceding the Failure to Deposit. If such Failure to Deposit is cured within three Business Days as provided below, the Applicable Rate for the Dividend Period commencing on the second Business Day following such cure will be based upon the results of an Auction to be held on the Business Day next succeeding such cure for such Series. Unless such a cure is effected, the Default Rate shall continue in effect until there shall occur a Dividend Payment Date at least two Business Days prior to which the full amount of any dividends (whether or not earned or declared) payable on each Dividend Payment Date prior to and including such Dividend Payment Date, and the full amount of any redemption price (including accumulated and unpaid dividends) then due, shall have been paid to the Auction Agent, and thereupon Auctions shall resume on the terms stated herein for Dividend Periods commencing with such Dividend Payment Date. If an Auction is not held on an Auction Date for any reason (other than because of a suspension of Auctions due to a Failure to Deposit), the dividend rate for the applicable Dividend Period shall be the Maximum Applicable Rate determined as of such Auction Date.

  Any Failure to Deposit with respect to any Series of MAPS shall be deemed to be cured if, within three Business Days of such Failure to Deposit, with respect to a Failure to Deposit relating to (a) the payment of dividends on such Series of MAPS, the Company deposits with the Auction Agent by 12:00 noon, New York City time, all accumulated and unpaid dividends on such Series of MAPS, including the full amount of any dividends to be paid with respect to the Dividend Period with respect to which the Failure to Deposit occurred, plus an amount computed by multiplying the Default Rate by a fraction, the numerator of which shall be the number of days during the period from the Dividend Payment Date in respect of which such Failure to Deposit occurred through the day preceding the Business Day next succeeding the Auction held following such cure and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of such Series of MAPS and (b) the redemption of shares of MAPS of any Series, the deposit by the Company with the Auction Agent, by 12:00 noon, New York City time, of funds sufficient for the redemption of such shares (including accumulated and unpaid dividends), plus an amount computed by multiplying the Default Rate by a fraction, the numerator of which shall be the number of days for which such Failure to Deposit is not cured in accordance with this paragraph (including the day such Failure to Deposit occurs and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of the shares of MAPS in such Series to be redeemed, and the giving of irrevocable instructions by the Company to apply such funds and, if applicable, the income and proceeds therefrom, to the payment of the redemption price (including accumulated and unpaid dividends) for such shares of MAPS. If the Company shall have cured such Failure to Deposit by making timely payment to the Auction Agent, the Auction Agent will give telephonic and written notice of such cure to each Existing Holder of MAPS at the telephone number and address specified in such Existing Holder's Master Purchaser's Letter and to each Broker-Dealer as promptly as practicable after such cure is effected and schedule an Auction for such Series for the next Business Day.

  Certain Restrictions on Dividends. Pursuant to certain covenants contained in certain of the Company's bank loan agreements and indentures, the Company is restricted to paying dividends in an amount which does not exceed 50% of its cumulative net income from various dates. In addition, in certain agreements, the Company is prohibited from paying dividends during the pendancy of an "event of default."

REDEMPTION

  Optional Redemption. At the option of the Company, the shares of any Series of MAPS may be redeemed, in whole or from time to time in part, out of funds legally available therefor, on any Dividend Payment Date for such Series of MAPS, upon at least 15 but not more than 45 days' notice, at a redemption price per share equal to the sum of $100,000 plus an amount equal to accumulated and unpaid dividends thereon (whether or not earned or declared) to the date that the Company pays the full amount payable upon redemption of such shares. The Company may only redeem MAPS of each Series in whole shares. Pursuant to such right of optional redemption, the Company may elect to redeem some or all of the shares of a series of Authorized MAPS without redeeming shares of any other series of Authorized MAPS.

  In connection with the selection of a Long Dividend Period, the Company may restrict its ability to redeem the MAPS of such Series by providing for the payment of a redemption premium or fixing a period of time during which the MAPS may not be redeemed.

  Redemption Procedures. If MAPS are to be redeemed, the Auction Agent will, at the direction of the Company, cause to be sent, by first-class or air mail (postage prepaid) or facsimile, a notice of redemption to each holder of record (initially Cede & Co., as nominee of the Securities Depositary) and Existing Holder of MAPS to be redeemed. Such notice of redemption shall be sent not fewer than 15 nor more than 45 days prior to the redemption date. Each notice of redemption will state (a) the redemption date, (b) the redemption price, (c) the number of shares of MAPS and the Series thereof to be redeemed and (d) the CUSIP number of such shares to be redeemed. The notice of redemption will also be published once in The Wall Street Journal.

  No defect in the notice of redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law. A notice of redemption will be deemed given on the day that it is mailed and published in accordance with the foregoing description.

  The Company may elect to redeem some or all of the shares of each Series of MAPS. So long as the Securities Depositary or its nominee is the record holder of all of the shares of MAPS to be redeemed, the Auction Agent will give notice to the Securities Depositary, and the Securities Depositary will determine the number of shares of each such Series to be redeemed from the account of the Agent Member of each Existing Holder. An Agent Member may determine to redeem shares of MAPS from some Existing Holders (which may include an Agent Member holding shares of a Series for its own account) without redeeming shares of

MAPS from the accounts of other Existing Holders. Any such redemption will be made in accordance with applicable laws and rules. If the Securities Depositary's nominee is not the record holder of all the shares of MAPS to be redeemed, the particular shares of MAPS to be redeemed shall be selected by the Company or, at the Company's request, the Auction Agent by lot or by such other method as such Person shall deem fair and equitable.

  Upon any date fixed for redemption (unless a Failure to Deposit occurs), all rights of the holders of shares of MAPS of the Series called for redemption will cease and terminate, except the right of such holders to receive the amounts payable in respect of such redemption therefor, but without interest, and such shares of MAPS will be deemed no longer Outstanding.

  So long as all of the shares of MAPS of any Series to be redeemed are held of record by a nominee of the Securities Depositary, the redemption price (including accumulated and unpaid dividends) for such shares of MAPS will be paid to the Securities Depositary on the redemption date for distribution to Agent Members in accordance with its normal procedures. Such Agent Members will, in turn, distribute such funds to the persons for whom they are acting as agents.

LIQUIDATION PREFERENCE

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the MAPS will be entitled to receive, out of the assets of the Company available for distribution to shareholders after satisfying claims of creditors but before any payment or distribution of assets is made to holders of Junior Capital Stock, a preferential liquidation distribution in the amount of the issue price of such share (i.e., $100,000 per share of MAPS) plus an amount equal to accumulated and unpaid dividends on each such share (whether or not declared) to and including the date of such distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay the holders of the MAPS the full amount of the preferential liquidation distributions to which they are entitled, holders of MAPS will share ratably in any such distribution of such assets with holders of Parity Capital Stock. Unless and until payment in full has been made to holders of MAPS of the liquidation distributions to which they are entitled as described in this paragraph, no dividends or distributions will be made to holders of the Company's Junior Capital Stock, and no purchase, redemption or other acquisition for any consideration by the Company will be made in respect of the Company's Junior Capital Stock. After the payment to the holders of the MAPS of the full amount of the preferential liquidation distributions to which they are entitled pursuant to this paragraph, such holders (in their capacity as such holders) will have no right or claim to any of the remaining assets of the Company. A consolidation or merger of the Company with or into any other corporation or corporations, or a sale or transfer of all or substantially all of the assets of the Company, will not be deemed to be a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

  Holders of MAPS will have no voting rights except as hereinafter described or as expressly required by law.

  During any period when dividends on the MAPS or any other Parity Capital Stock of the Company which have voting rights comparable to the MAPS which are then exercisable (the MAPS and all such other securities being referred to as the "Parity Securities") shall be in arrears for at least 180 consecutive days and shall not have been paid in full (a "Default Period"), the holders of record of the Parity Securities voting as described below will be entitled to elect two directors to the Board of Directors (the "Additional Directors") whether or not the Board of Directors of the Company has taken appropriate action to increase the established number of directors of the Company by two, and the holders of the Common Stock as a class, shall be entitled to elect the remaining number of directors. If the Board of Directors has not taken appropriate action to authorize an increase in the number of directors by two and there are not two vacancies then existing on the Board of Directors, then, upon the election of the two Additional Directors as provided below, the term of all previously sitting directors shall cease (a "Termination of Directors").

  As soon as practicable after the beginning of a Default Period (or a reinstatement of the voting rights of holders of Parity Securities as provided herein), the Board of Directors of the Company will call or cause to be called a special meeting of the holders of Parity Securities and, in the case of a Termination of Directors, all holders of Capital Stock of the Company entitled to vote for the election of directors generally ("Other Voting Securities"), by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than 45 days after the date such notice is given. If the Board of Directors of the Company does not call or cause to be called such a special meeting, it may be called by any of such holders on like notice. The record date for determining the holders of the Parity Securities and, if applicable, Other Voting Securities entitled to notice of and to vote at such special meeting will be the close of business on the Business Day preceding the day on which such notice is mailed. At any such special meeting, the holders of Parity Securities, by plurality vote, voting together as a single class without regard to series (to the exclusion of the holders of Junior Capital Stock) will be entitled to elect the two Additional Directors on the basis of one vote per $100,000 liquidation preference (excluding amounts in respect of accumulated and unpaid dividends) and, in the case of a Termination of Directors, the holders of Other Voting Securities shall be entitled to elect the remaining members of the Board of Directors in the same manner as if such election had occurred at an annual meeting of the Company. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Additional Directors except as otherwise provided by law. Notice of all meetings at which holders of MAPS shall be entitled to vote will be given to such holders at their addresses as they appear on the register of the Company. If a Default Period shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Parity Securities and, if applicable, Other Voting Securities that would have been entitled to vote at such special meeting.

  So long as a Default Period continues, (i) any vacancy in the office of an Additional Director may be filled (except as provided in the following clause
(ii)) by the person appointed in an instrument in writing signed by the remaining Additional Director and filed with the Secretary of the Company or, in the event there is no remaining Additional Director, by vote of the holders of the outstanding Parity Securities, voting together as a single class without regard to series, in a meeting of shareholders or at a meeting of holders of Parity Securities called for such purpose, and (ii) in the case of the removal of any Additional Director, the vacancy may be filled by appointment by the person elected by the vote of the holders of the outstanding Parity Securities, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted upon or any subsequent meeting. Each director who shall be elected or appointed by the remaining Additional Director as aforesaid shall be an Additional Director.

  At such time as a Default Period shall terminate, (i) the term of office of the Additional Directors shall terminate and (ii) the voting rights of the holders of the Parity Securities to elect directors shall cease (subject to the occurrence of a subsequent Default Period).

PRIORITY

  Except as provided in the following paragraph, so long as any MAPS remain Outstanding, the Company shall not, without the consent of the holders of at least two-thirds of all of the Authorized MAPS then Outstanding, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), (i) authorize, create or issue, or increase the authorized amount of, any Capital Stock of the Company of any class ranking, as to dividends or upon the liquidation, dissolution or winding up of the Company, prior to the MAPS, or reclassify any authorized Capital Stock of the Company into any such Capital Stock, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock, or (ii) amend, alter or repeal the provisions of the Company's Articles of

Incorporation, whether by merger, consolidation, share exchange, division or otherwise, so as to adversely affect any preference, limitation or special right of the MAPS.

  Except as provided by law, the consent of the holders of MAPS is not required and such holders are not entitled to vote upon (i) the authorization, creation, issuance or increase in the authorized amount of the Common Stock, additional series of Authorized MAPS or any Capital Stock of the Company of any class ranking, as to dividends and upon the liquidation, dissolution or winding up of the Company, on a parity with or junior to the MAPS, or (ii) any merger, consolidation, share exchange or division of the Company (or any successor corporation) with or into another corporation, the result of which is that the MAPS that may be Outstanding from time to time may be junior to any preferred shares of such corporation as to dividends and upon the liquidation, dissolution or winding up of the surviving corporation, if on or prior to the date of effectiveness of such merger or consolidation, the Company shall have given Moody's and S&P written notice of such merger or consolidation and Moody's and S&P shall have confirmed in writing that the transaction will not adversely affect the then existing rating for the MAPS. If either Moody's or S&P shall change its rating categories for preferred stock, then the determination of whether the transaction will not adversely affect the then existing rating for the MAPS shall be made based upon the substantially equivalent new rating categories for preferred stock of such rating agency. If either Moody's or S&P, or both, shall not make a rating available for the MAPS necessary to make such a determination or will not confirm whether the transaction will adversely affect its then existing rating for the MAPS, such confirmation will be sought from two substitute rating agencies if they have made ratings available for the MAPS necessary to make the determination and are willing to make such confirmation or, in the event that only one such rating agency shall make such ratings available and is willing to make such confirmation, based upon such rating agency's confirmation.

THE AUCTION

  The Applicable Rate for each Series of MAPS for each Dividend Period after the Initial Dividend Period will be equal to the rate per annum that the Auction Agent advises the Company has resulted on the Auction Date from the implementation with respect to such Series, of the auction procedures described below and in Appendix B to this Prospectus (the "Auction Procedures"), pursuant to which Persons determine to hold or offer to purchase or sell shares of MAPS of such Series. Each periodic implementation of the Auction Procedures is referred to as an "Auction." The Securities Depositary (or its nominee) will be the holder of record of all MAPS. See "Securities Depositary."

AUCTION PROCEDURES

  The following is a brief summary of the procedures to be used in conducting Auctions as described in the Auction Procedures set forth in Appendix B hereto. This summary is qualified by reference to the Auction Procedures. The settlement procedures to be used with respect to Auctions are set forth in Appendix A hereto.

  Auction Dates. An Auction with respect to MAPS of each Series will be held on the first Business Day preceding the first day of each Dividend Period (except for the Initial Dividend Period) to determine the Applicable Rate for such Series for such Dividend Period (the date of each Auction being referred to herein as an "Auction Date").

  So long as the Company does not exercise its right to select a Short Dividend Period or a Long Dividend Period, each Auction for MAPS of a Series will normally be held on the same day of the week, and each Dividend Period for such Series will normally commence on the same day of the week (which also will be a Dividend Payment Date). The Auction Date and the first day of the related Dividend Period (both of which must be Business Days) need not be consecutive calendar days. For example, in most cases, if a Friday that otherwise would be an Auction Date is not a Business Day, then such Auction Date will be the preceding Thursday and the first day of the related Dividend Period will continue to be the following Monday. See "Dividends" for information concerning the circumstances in which (i) the Auction Date or the first day of a

Dividend Period, or both, may be moved to a different date and (ii) the Company may increase or decrease the length of a Dividend Period prior to the commencement thereof.

  Orders by Existing Holders and Potential Holders. Prior to the Submission Deadline on each Auction Date for the applicable Series of MAPS:

    (a) each Existing Holder may submit to a Broker-Dealer its:

      (i) Hold Order--indicating the number of Outstanding shares of MAPS, if any, that such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

      (ii) Bid--indicating the number of Outstanding shares of MAPS, if any, that such Existing Holder desires to sell, provided that the Applicable Rate for the next succeeding Dividend Period is less than the rate per annum specified by such Existing Holder; and/or

      (iii) Sell Order--indicating the number of Outstanding shares of MAPS, if any, that such Existing Holder desires to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

    (b) Broker-Dealers will contact Existing Holders and Potential Holders (the term Potential Holder includes an Existing Holder with respect to an offer by such Existing Holder to purchase additional shares of MAPS) by telephone or otherwise to notify such Existing Holders and Potential Holders as to the length of the next Dividend Period and, (i) with respect to any Short Dividend Period or Long Dividend Period, the Dividend Payment Date(s), and (ii) with respect to any Long Dividend Period, any dates before which shares of MAPS may not be redeemed and any redemption premium applicable in an optional redemption, and to determine the number of Outstanding shares of MAPS, if any, with respect to which each such Existing Holder desires to submit an Order and each such Potential Holder desires to submit a Bid.

  The communication to a Broker-Dealer by an Existing Holder or by a Potential Holder of the information referred to in paragraphs (a) and (b) above is hereafter referred to an "Order." An Existing Holder or a Potential Holder placing an Order is herein referred to as a "Bidder."

  The Master Purchaser's Letter to be signed by each Existing Holder and each Potential Holder provides that (a) a Sell Order placed by an Existing Holder will constitute an irrevocable offer to sell the shares of MAPS subject thereto, (b) a Bid placed by an Existing Holder will constitute an irrevocable offer to sell the shares of MAPS subject thereto if the rate specified in such Bid is greater than the Applicable Rate determined in the Auction and (c) a Bid placed by a Potential Holder will constitute an irrevocable offer to purchase the shares of MAPS subject thereto if the rate specified in such Bid is less than or equal to the Applicable Rate determined in the Auction. An Existing Holder may submit different types of Orders in an Auction with respect to different shares of MAPS then held by such Existing Holder. An Existing Holder that offers to purchase additional shares of MAPS is, for purposes of such offer, treated as a Potential Holder. Any Bid specifying a rate higher than the Maximum Applicable Rate on the Auction Date will (a) be treated as a Sell Order if submitted by an Existing Holder and (b) not be considered if submitted by a Potential Holder. The number of shares of MAPS purchased or sold may be subject to proration procedures.

  Each purchase or sale of MAPS will be settled on the first Business Day following the Auction Date at a price per share equal to $100,000. See "Notification of Results and Settlement."

  If one or more Orders covering all of the shares held by any Existing Holder are not submitted to the Auction Agent prior to the Submission Deadline for any reason, including the failure of a Broker-Dealer to submit such Existing Holder's Order to the Auction Agent in a timely manner, the Auction Agent will deem a Hold Order to have been submitted on behalf of such Existing Holder covering the number of shares of MAPS held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

  Submission of Orders by Broker-Dealers to Auction Agent. Prior to 1:00 P.M., New York City time, on each Auction Date, or such other time on the Auction Date specified by the Auction Agent (the "Submission Deadline"), each Broker-Dealer will submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date (each such Hold Order, Bid or Sell Order as submitted or deemed submitted by a Broker-Dealer being herein referred to as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, or as a "Submitted Order"). If any rate specified in any Submitted Bid contains more than three figures to the right of the decimal point, the Auction Agent will round such rate up to the next highest one-thousandth (.001) of 1%.

  If any Existing Holder submits through a Broker-Dealer to the Auction Agent one or more Orders covering in the aggregate more than the number of Outstanding shares of the applicable Series of MAPS held by such Existing Holder, such Orders will be considered valid in the following order of priority:

    (a) any Submitted Hold Order of such Existing Holder will be considered valid up to and including the number of Outstanding shares of MAPS held by such Existing Holder, provided that, if there is more than one such Submitted Hold Order and the aggregate number of shares of MAPS subject to such Submitted Hold Orders exceeds the number of Outstanding shares of MAPS held by such Existing Holder, the number of shares of MAPS subject to each such Submitted Hold Order will be reduced pro rata so that such Submitted Hold Orders in the aggregate will cover exactly the number of Outstanding shares of MAPS held by such Existing Holder;

    (b) any Submitted Bid of such Existing Holder will be considered valid (in the ascending order of their respective rates per annum if there is more than one Submitted Bid of such Existing Holder) for the number of Outstanding shares of MAPS held by such Existing Holder equal to the difference between (i) the number of Outstanding shares of MAPS held by such Existing Holder and (ii) the number of Outstanding shares of MAPS subject to any Submitted Hold Order of such Existing Holder referred to in clause (a) above (and, if more than one Submitted Bid of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of shares of MAPS that can be the subject of valid Submitted Bids of such Existing Holder after application of clause (a) above and of the foregoing portion of this clause (b) to any Submitted Bid or Submitted Bids of such Existing Holder specifying a lower rate or rates per annum, the number of shares of MAPS subject to each of such Submitted Bids specifying the same rate per annum will be reduced pro rata so that such Submitted Bids, in the aggregate, cover exactly such remaining number of Outstanding shares of MAPS of such Existing Holder); and

    (c) any Submitted Sell Order of such Existing Holder will be considered valid up to and including the excess of the number of Outstanding shares of MAPS held by such Existing Holder over the sum of the number of shares of MAPS subject to valid Submitted Hold Orders by such Existing Holder referred to in clause (a) and the number of shares of MAPS subject to valid Submitted Bids by such Existing Holder referred to in clause (b) above; provided that, if there is more than one Submitted Sell Order of such Existing Holder and the number of shares of MAPS subject to such Submitted Sell Orders is greater than such excess, the number of shares of MAPS subject to each of such Submitted Sell Orders will be reduced pro rata so that such Submitted Sell Orders, in the aggregate, will cover exactly the number of shares of MAPS equal to such excess.

  If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted will be a separate Bid with respect to the rate per annum and number of shares of MAPS therein specified.

  Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate. Not earlier than the Submission Deadline, the Auction Agent will assemble all Submitted Orders and will determine the excess of the total number of Outstanding shares of MAPS over the number of shares of MAPS subject to Submitted Hold Orders (such excess being herein referred to as the "Available Shares of MAPS") and whether Sufficient Clearing Bids have been made in the Auction. "Sufficient Clearing Bids" will have been made if the number of Outstanding shares of MAPS that are the subject of Submitted Bids by Potential Holders specifying rates not higher than the Maximum Applicable Rate equals or exceeds the number of Outstanding shares of MAPS that are the subject of Submitted Sell Orders (including the number of Outstanding shares of MAPS subject to Submitted Bids by Existing Holders specifying rates higher than the Maximum Applicable Rate).

  If Sufficient Clearing Bids have been made, the Auction Agent will determine the lowest rate specified in the Submitted Bids (the "Winning Bid Rate") which would result in Existing Holders continuing to hold (pursuant to Submitted
Bids) an aggregate number of shares of MAPS which, when added to the number of Outstanding shares of MAPS to be purchased by Potential Holders, based on the rates in their Submitted Bids, would equal not less than the number of Available Shares of MAPS. In such event, the Winning Bid Rate will be the Applicable Rate for the next Dividend Period for all MAPS of such Series.

  Subject to the matters described above under "Dividends--Determination of Dividend Rate," if Sufficient Clearing Bids have not been made (other than because all of the Outstanding shares of MAPS are subject to Submitted Hold Orders), the next succeeding Dividend Period will be a Standard Dividend Period and the Applicable Rate for the next Dividend Period for all shares of MAPS of such Series will be equal to the Maximum Applicable Rate for a Standard Dividend Period determined as of the Business Day immediately preceding such Auction. If Sufficient Clearing Bids have not been made, Existing Holders that have submitted Sell Orders will not be able to sell in the Auction all, and may not be able to sell any, shares of MAPS subject to such Submitted Sell Orders. See "Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of MAPS" below.

  The Maximum Applicable Rate on any Auction Date shall be the rate obtained by multiplying the Applicable Determining Rate on such date by the percentage determined as set forth below based on the lower of the credit ratings assigned to the MAPS by Moody's and S&P.

                                                                           APPLICABLE
                                                                           PERCENTAGE
                         CREDIT RATINGS                                   OF APPLICABLE
             -----------------------------------------                     DETERMINING
                 MOODY'S                     S&P                              RATE
             ----------------            ------------                     -------------
             "aa3" or Above              AA- or Above                         150%
             "a3" to "a1"                A- to A+                             200%
             "baa3" to "baa1"            BBB- to BBB+                         225%
             Below "baa3"                Below BBB-                           275%

  The Company will take all reasonable action necessary to enable S&P and Moody's to provide ratings for the MAPS. If either S&P or Moody's does not make such a rating available, or neither S&P nor Moody's make such a rating available, the Company will designate a rating agency or rating agencies as a substitute rating agency or substitute rating agencies, as the case may be, subject to the approval by Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Lehman Brothers Inc. ("Lehman Brothers"), such approval not to be unreasonably withheld, and the Company will take all reasonable action to enable such rating agency or rating agencies to provide a rating or ratings for the MAPS.

  The Applicable Determining Rate with respect to MAPS with a Standard Dividend Period or a Short Dividend Period of 183 days or less is the Applicable "AA" Composite Commercial Paper Rate; with respect to MAPS with a Short Dividend Period of 184 to 364 days, it is the Applicable Treasury Bill Rate; and with respect to MAPS with a Long Dividend Period, it is the Applicable Treasury Note Rate.

  "Applicable "AA' Composite Commercial Paper Rate," on any date, shall mean in the case of any Standard Dividend Period or Short Dividend Period of (1) 49 days or more but less than 70 days, the interest equivalent of the 60-day rate,
(2) 70 days or more but less than 85 days, the arithmetic average of the interest equivalent of the 60-day and 90-day rates, (3) 85 days or more but less than 120 days, the interest equivalent of the 90-day rate, (4) 120 days or more but less than 148 days, the arithmetic average of the interest equivalent of the 90-day and 180-day rates, and (5) 148 days or more but less than 184 days, the interest equivalent of the 180-day rate, in each case, on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's, or the equivalent of such rating by another rating agency, as made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date. In the event that the Federal Reserve Bank of New York does not make available any of the foregoing rates, then such rates shall be the 60-day rate or arithmetic average of such rates, as the case may be, as quoted on a discount basis or otherwise, by Morgan Stanley and Lehman Brothers, or, in lieu thereof, their respective affiliates or successors (collectively, the "Commercial Paper Dealers") to the Auction Agent as of the close of business on the Business Day next preceding such date. If any Commercial Paper Dealer does not quote a rate required to determine the Applicable "AA" Composite Commercial Paper Rate, the Applicable "AA" Composite Commercial Paper Rate shall be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer (if any) and any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Company to provide such rate or rates or, if the Company does not select any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, by the remaining Commercial Paper Dealer (if any). "Substitute Commercial Paper Dealer" means Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Salomon Brothers Inc or their respective affiliates or successors or, if no such dealer furnishes such quotations, a leading dealer in the commercial paper market selected by the Company in good faith. For purposes of this definition, the "interest equivalent" means the equivalent yield on a 360-day basis of a discount-basis security to an interest-bearing security.

  "Applicable Treasury Bill Rate" for any Short Dividend Period in excess of 183 days and "Applicable Treasury Note Rate" for any Long Dividend Period, on any date, shall mean the interest equivalent of the rate for direct obligations of the United States Treasury having an original maturity which is equal to, or next lower than, the length of such Short Dividend Period or Long Dividend Period, as the case may be, as published weekly by the Board of Governors of the Federal Reserve System (the "Board") in "Federal Reserve Statistical Release H.15(519)-Selected Interest Rates," or any successor publication by the Board, within five Business Days preceding such date. In the event that the Board does not publish such rate, or if such release is not available, the Applicable Treasury Bill Rate or Applicable Treasury Note Rate will be the arithmetic mean of the secondary market bid rate as of approximately 3:30 P.M., New York City time, on the Business Day next preceding such date of Morgan Stanley and Lehman Brothers, or, in lieu thereof, their respective affiliates or successors (collectively, the "U.S. Government Securities Dealers") furnished to the Auction Agent for the issue of direct obligations of the United States Treasury, in an aggregate principal amount of at least $1,000,000 with a remaining maturity equal to, or next lower than, the length of such Short Dividend Period or Long Dividend Period, as the case may be. If any U.S. Government Securities Dealer does not quote a rate required to determine the Applicable Treasury Bill Rate or Applicable Treasury Note Rate, the Applicable Treasury Bill Rate or Applicable Treasury Note Rate shall be determined on the basis of the quotation or quotations furnished by the remaining U.S. Government Securities Dealer (if any) or any Substitute U.S. Government Securities Dealer or Dealers selected by the Company to provide such rate or rates or, if the Company does not select any such Substitute U.S. Government Securities Dealer or Dealers, by the remaining U.S. Government Securities Dealer (if any). "Substitute U.S. Government Securities Dealers" means Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Salomon Brothers Inc or their respective affiliates or successors or, if no such dealer provides such quotes, a leading dealer in the government securities market selected by the Company in good faith. For purposes of this definition, the "interest equivalent" of a rate stated on a discount basis shall be equal to the quotient of (A) the discount rate divided by (B) the difference between 1.00 and the discount rate.

  If all of the Outstanding shares of MAPS of any Series are subject to Submitted Hold Orders, the Applicable Rate for the next Dividend Period will be 59% of the Applicable "AA" Composite Commercial Paper Rate, if the next Dividend Period for such Series of MAPS is a Standard Dividend Period or a Short Dividend Period of 183 days or less; or 59% of the Applicable Treasury Bill Rate, if the next Dividend Period for such Series of MAPS is a Short Dividend Period of 184 days to 364 days; or 59% of the Applicable Treasury Note Rate, if the next Dividend Period for such Series of MAPS is a Long Dividend Period, in each case as in effect on the related Auction Date.

  Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of MAPS. Based on the determinations made as described under "Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate" above and subject to the discretion of the Auction Agent to round as described below, Submitted Bids and Submitted Sell Orders will be accepted or rejected in the order of priority set forth in the Auction Procedures, with the result that Existing Holders and Potential Holders of shares of MAPS will sell, continue to hold or purchase shares of MAPS as set forth below. Existing Holders that submitted or were deemed to have submitted Hold Orders will continue to hold the shares of MAPS subject to such Hold Orders.

  If Sufficient Clearing Bids have been made:

    (a) Each Existing Holder that placed a Submitted Sell Order or a Submitted Bid specifying any rate higher than the Winning Bid Rate will sell the Outstanding shares of MAPS subject to such Submitted Sell Order or Submitted Bid;

    (b) Each Existing Holder that placed a Submitted Bid specifying a rate lower than the Winning Bid Rate will continue to hold the Outstanding shares of MAPS subject to such Submitted Bid;

    (c) Each Potential Holder that placed a Submitted Bid specifying a rate lower than the Winning Bid Rate will purchase the number of Outstanding shares of MAPS subject to such Submitted Bid;

    (d) Each Existing Holder that placed a Submitted Bid specifying a rate equal to the Winning Bid Rate will continue to hold the shares of MAPS subject to such Submitted Bid, unless the number of Outstanding shares of MAPS subject to all such Submitted Bids of Existing Holders is greater than the excess of the Available Shares of MAPS over the number of shares of MAPS accounted for in clauses (b) and (c) above, in which event each Existing Holder with such a Submitted Bid will sell a number of Outstanding shares of MAPS subject to such Submitted Bid determined on a pro rata basis based on the number of Outstanding shares of MAPS subject to all such Submitted Bids by Existing Holders; and

    (e) Each Potential Holder that placed a Submitted Bid specifying a rate equal to the Winning Bid Rate will purchase any Available Shares of MAPS not accounted for in clause (b), (c) or (d) above on a pro rata basis based on the Outstanding shares of MAPS subject to all such Submitted Bids of Potential Holders.

  If Sufficient Clearing Bids have not been made (unless as a result of all of the Outstanding shares of MAPS being subject to Submitted Hold Orders in an Auction):

    (a) Each Existing Holder that placed a Submitted Bid specifying a rate equal to or lower than the Maximum Applicable Rate will continue to hold the Outstanding shares of MAPS subject to such Submitted Bid;

    (b) Each Potential Holder that placed a Submitted Bid specifying a rate equal to or lower than the Maximum Applicable Rate will purchase the number of Outstanding shares of MAPS subject to such Submitted Bid; and

    (c) Each Existing Holder that placed a Submitted Bid specifying a rate higher than the Maximum Applicable Rate or a Submitted Sell Order will sell only such number of shares of MAPS, determined on a pro rata basis based on the number of Outstanding shares of MAPS subject to all such Submitted Bids and Submitted Sell Orders, as are needed to be purchased pursuant to (b) above.

  If, as a result of the Auction Procedures, (1) any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share, the Auction Agent will, in such manner as in its sole discretion it will determine, round up or down the number of shares being sold and purchased on such Auction Date so that the number of shares sold or purchased by each Existing Holder or Potential Holder will be whole shares or (2) any Potential Holder would be entitled or required to purchase less than a whole share, the Auction Agent will, in such manner as in its sole discretion it will determine, allocate shares of MAPS for purchase among Potential Holders so that only whole shares are purchased by any such Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing shares of MAPS.

  Notification of Results and Settlement. The Auction Agent will advise each Broker-Dealer that submitted an Order of the duration of and Applicable Rate for the next Dividend Period and, if such Order was a Bid or Sell Order, whether such Bid or Sell Order was accepted or rejected, in whole or in part, by telephone by 3:00 P.M., New York City time, on each Auction Date. Each such Broker-Dealer will then (i) advise each Bidder represented by it of the Applicable Rate for the next Dividend Period and, if such Bidder's Order was a Bid or a Sell Order, whether such Bid or Sell Order was accepted or rejected in whole or in part; (ii) confirm purchases and sales with each such Bidder purchasing or selling shares of MAPS as a result of the Auction; and (iii) advise each such Bidder purchasing or selling shares of MAPS as a result of the Auction to give instructions to its Agent Member of the Securities Depositary to pay the purchase price against delivery of such MAPS or to deliver such MAPS against payment therefor, as appropriate. If an Existing Holder selling shares of MAPS as a result of an Auction shall fail to instruct its Agent Member to deliver such shares of MAPS, the Broker-Dealer that submitted such Existing Holder's Bid or Sell Order will instruct such Agent Member to deliver such shares of MAPS against payment therefor. Each Broker-Dealer that submitted a Hold Order in an Auction on behalf of an Existing Holder will also advise such Existing Holder of the Applicable Rate for the next Dividend Period. The Auction Agent will record each transfer of shares of MAPS on the registry of Existing Holders to be maintained by the Auction Agent.

  In accordance with the Securities Depositary's normal procedures, on the Business Day after the Auction Date, the transactions described above will be executed through the Securities Depositary and the accounts of the respective Agent Members at the Securities Depositary will be debited and credited and shares of MAPS delivered as necessary to effect the purchases and sale of MAPS as determined in the Auction. Purchasers will make payment through their Agent Members in same-day funds to the Securities Depositary against delivery to their Agent Members, and the Securities Depositary will make payment in accordance with its normal procedures. If any Existing Holder selling shares of MAPS in an Auction fails to deliver such shares (by authorized book-entry), the Broker-Dealer of any person that was to have purchased such shares in such Auction may deliver to such person a number of whole shares that is less than the number of shares that otherwise was to be purchased by such person. In such event, the number of shares of MAPS to be so delivered will be determined by such Broker-Dealer in its sole discretion. Delivery of such lesser number of shares of MAPS will constitute good delivery. Notwithstanding the foregoing, any delivery or non-delivery of shares of MAPS that shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall be notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements. Any payment by a Broker-Dealer for shares of MAPS purchased on behalf of a purchaser will not relieve the purchaser of any liability to such Broker-Dealer for payment for such shares of MAPS. Each Broker-Dealer Agreement will provide that neither the Auction Agent nor the Broker-Dealer party thereto (in its capacity as Broker-Dealer) will have any responsibility or liability with respect to the failure of a Potential Holder, Existing Holder or an Agent Member to pay for shares of MAPS or to deliver shares of MAPS purchased or sold in an Auction or otherwise, nor shall the Company have any such responsibility or liability, or any other responsibility or liability under such agreement to the Auction Agent or any Existing Holder, Potential Holder or Broker-Dealer.

  Participation by the Company. Neither the Company nor any of its affiliates may submit any Order in any Auction except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Company may submit Orders in Auctions but only if such Orders are not for its own account, except that if such affiliate Broker-Dealer holds shares of MAPS for its own account, it must submit a Sell Order in the next Auction with respect to such shares of MAPS.

THE AUCTION AGENT

  The Auction Agent, initially Chemical Bank (the "Auction Agent"), has agreed to act as agent for the Company in connection with Auctions and as transfer agent, paying agent, registrar and redemption agent.

In the absence of bad faith or negligence on its part, the Auction Agent will not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under the Auction Agent Agreement and will not be liable for any error of judgment made reasonably and in good faith unless the Auction Agent has been negligent in ascertaining (or failing to ascertain) the pertinent facts. The Company has agreed to indemnify the Auction Agent with respect to certain liabilities incurred by the Auction Agent without negligence or bad faith on its part in connection with its provision of services under the Auction Agent Agreement.

  The Auction Agent Agreement provides that the Company may remove the Auction Agent at any time. The Auction Agent may resign as Auction Agent upon prior notice to the Company on any date that is no earlier than the earlier of the first Business Day after the last to occur of the second Dividend Payment Date after such notice with respect to each Series of MAPS Outstanding or six months after delivery of such notice. Upon receipt of a notice of resignation from the Auction Agent, the Company will use its best efforts to enter into an agreement with a successor Auction Agent containing substantially the same terms and conditions as the Auction Agent Agreement. No resignation by the Auction Agent or termination by the Company will be effective until the Company has entered into such an agreement with a successor Auction Agent and such successor Auction Agent has entered into agreements with the Broker-Dealers.

BROKER-DEALERS

  Each Auction requires the participation of one or more broker-dealers. The Auction Agent will initially enter into agreements with Morgan Stanley and Lehman Brothers providing for such broker-dealer's participation in Auctions. After Morgan Stanley and Lehman Brothers determine that Auctions for each Series of MAPS have been stabilized (which stabilization is expected to occur after three Auctions of MAPS), the Auction Agent may enter into similar agreements with one or more additional broker-dealers selected by the Company which provide for the participation of such broker-dealers in Auctions. Morgan Stanley, Lehman Brothers, and any such additional broker-dealers are herein referred to collectively as "Broker-Dealers," and the agreements pursuant to which Broker-Dealers participate in Auctions are herein referred to collectively as "Broker-Dealer Agreements."

  After each Auction with respect to a Standard Dividend Period and a Short Dividend Period, the Auction Agent will pay a service charge to each Broker-Dealer at the annual rate of .25% of the purchase price of shares of MAPS placed by such Broker-Dealer at such Auction. After each Auction with respect to a Long Dividend Period, the Auction Agent will pay a service charge to each Broker-Dealer at the annual rate of such percentage of the purchase price of shares of MAPS placed by such Broker-Dealer at such Auction as the Company and such Broker-Dealers may agree at the time the Company establishes such Long Dividend Period. For the purposes of the two preceding sentences, shares of MAPS will have been "placed" by a Broker-Dealer if such shares of MAPS were (i) the subject of Hold Orders deemed to have been made by Existing Holders and were acquired by such Existing Holders through such Broker-Dealer (unless such Existing Holder has transferred such shares of MAPS to another Person other than pursuant to an Auction and such transfer was to or effected by a Broker-Dealer other than such Broker-Dealer) or (ii) the subject of the following Orders submitted by such Broker-Dealer: (A) a Submitted Bid of an Existing Holder that resulted in such Existing Holder continuing to hold such shares of MAPS as a result of the Auction, (B) a Submitted Bid of a Potential Holder that resulted in such Potential Holder purchasing such shares of MAPS as a result of the Auction, (C) a Submitted Hold Order or (D) a Submitted Sell Order of an Existing Holder that was rejected.

  The Broker-Dealer Agreements provide that a Broker-Dealer that signs a Master Purchaser's Letter may submit Orders in Auctions for its own account, unless the Company notifies all Broker-Dealers that they may no longer do so, in which case Broker-Dealers may continue to submit Hold Orders and Sell Orders for their own accounts. Investors should consider the fact that if a Broker-Dealer submits an Order for its own account in any Auction, it might have an advantage over other Bidders because it would have knowledge of Orders placed through it in that Auction, but that such Broker-Dealer, however, would not have knowledge of Orders submitted by other Broker-Dealers in that Auction. The Broker-Dealer Agreements provide for each Broker-Dealer to handle customer orders in accordance with applicable securities statutes and rules. The Auction Agent may request the Broker-Dealer to provide a list of its customers that are Existing Holders, which information (as well as any other information received as to the identity of Bidders in any Auction) the Auction Agent will keep confidential, except that it may provide such information to the Company upon request for the Company's confidential use.

MASTER PURCHASER'S LETTER

  As a condition to purchasing shares of any series of Authorized MAPS and as a condition to participating in any Auction, each prospective purchaser of Authorized MAPS will be required to sign and deliver to a Broker-Dealer a Master Purchaser's Letter in substantially the form attached to this Prospectus as Appendix C. In the Master Purchaser's Letter each such prospective purchaser will agree, among other things:

    (i) to sell, transfer or otherwise dispose of shares of Authorized MAPS only pursuant to a Bid or a Sell Order in an Auction, or to or through a Broker-Dealer or to a person that has delivered a signed Master Purchaser's Letter to a Broker-Dealer, provided that, in the case of all transfers other than those pursuant to an Auction, such prospective purchaser, its Broker-Dealer or its Agent Member promptly advises the Auction Agent of such transfer;

    (ii) that any Bid or Sell Order placed by such purchaser will constitute an irrevocable offer to purchase or sell the shares of the series of Authorized MAPS subject to such Bid or Sell Order, or such lesser number of shares of the series of Authorized MAPS as such purchaser will be required to purchase or sell, respectively, as a result of such Auction; and that a failure by such purchaser or its Broker-Dealer to place a Bid or Sell Order with respect to any shares of any series of Authorized MAPS owned by such purchaser will be deemed to constitute a Hold Order with respect to such shares; and

    (iii) that it understands and agrees that (A) the ownership of the shares of any series of Authorized MAPS as to which such purchaser is the Existing Holder will be maintained in book-entry form by the Securities Depositary, in the account of such purchaser's Agent Member, which in turn will maintain records of such purchaser's ownership, (B) such Agent Member is authorized to disclose to the Auction Agent such information with respect to such purchaser's beneficial ownership as the Auction Agent shall request and (C) so long as there is a Securities Depositary or unless otherwise required by law, such purchaser will not be entitled to receive certificates evidencing shares of any series of Authorized MAPS.

  EXECUTION OF A MASTER PURCHASER'S LETTER IS NOT A COMMITMENT TO PURCHASE SHARES OF ANY SERIES OF AUTHORIZED MAPS IN THE OFFERING BEING MADE BY THIS PROSPECTUS OR IN ANY AUCTION, BUT IS A CONDITION PRECEDENT TO PURCHASING SHARES OF ANY SERIES OF AUTHORIZED MAPS. An execution copy of the Master Purchaser's Letter is included inside the back cover of this Prospectus.

  The Auction Agent may rely upon, as evidence of the identities of the Existing Holders, a list of the initial owners of shares of any series of Authorized MAPS provided by the Company, the results of Auctions and notices from the Broker-Dealers with respect to an Existing Holder's transfer of shares of any series of Authorized MAPS to another person. The Auction Agent will be required to register a transfer of shares of any series of Authorized MAPS from an Existing Holder to another person only if such transfer is made to a person that has delivered a signed Master Purchaser's Letter to a Broker-Dealer and if
(a) such transfer is pursuant to an Auction or (b) the Auction Agent has been notified in writing (i) by the Broker-Dealer of such Existing Holder of such transfer or (ii) by the Broker-Dealer of any person that purchased or sold such shares in an Auction of the failure of such shares to be transferred as a result of the Auction. The Auction Agent is not required to accept any such notice of transfer prior to an Auction with respect to such shares unless it is received by the Auction Agent by 3:00 P.M., New York City time, on the Business Day immediately preceding the related Auction Date.

SECURITIES DEPOSITARY

  Each Series of MAPS will be represented by a single certificate issued to the Securities Depositary and registered in the name of its nominee. So long as there is a Securities Depositary, each Series of MAPS will be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no Existing Holder or other person acquiring MAPS will be entitled to receive a certificate evidencing such MAPS unless otherwise required by law. Payment and communications made by the Company to holders of the MAPS will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, each purchaser of MAPS must rely on (i) the procedures of the Securities Depositary and, if such purchaser is not a member of the Securities Depositary, such purchaser's Agent Member to receive dividends, distributions and notices, and to direct the exercise of any limited voting or nominating rights, with respect to such MAPS, and (ii) the records of the Securities Depositary and, if such purchaser is not a member of the Securities Depositary, of such purchaser's Agent Member to evidence its ownership of such MAPS.

  So long as the Securities Depositary (or its nominee) is the sole holder of record of the MAPS, no Existing Holder will, as a matter of California law, be deemed to be a shareholder of the Company.

  The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants (including Agent Members), some of whom (and/or their representatives) own The Depository Trust Company. The Depository Trust Company maintains lists of its participants and will maintain the positions (ownership interests) held by each Agent Member in MAPS, whether as an Existing Holder for its own account or as a nominee for another Existing Holder.

                        CERTAIN INCOME TAX CONSEQUENCES

FEDERAL INCOME TAXES

  This discussion of the material federal income tax consequences of an investment in the MAPS and the opinions of counsel referred to herein are based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and judicial or administrative interpretations thereof, all as in effect on the date of this Prospectus. Future legislative, regulatory, judicial or administrative changes could significantly modify the conclusions expressed below and could affect the tax consequences to holders of MAPS, possibly with retroactive effect. The Company will not request any rulings from the Internal Revenue Service (the "IRS") concerning the federal income tax consequences of an investment in the MAPS. This discussion is addressed solely to holders of MAPS that are United States corporations.

  In the opinion of O'Melveny & Myers, special counsel to the Company, the MAPS will constitute equity of the Company and distributions thereon (other than distributions in redemption of the MAPS subject to Section 302(b) of the Code) will constitute dividends for federal income tax purposes to the extent made out of the current or accumulated earnings and profits of the Company as determined under federal income tax principles. In the opinion of such counsel, a corporate holder of MAPS, who is otherwise entitled to the 70% Dividends-Received Deduction permitted by Section 243 of the Code, will be entitled to that deduction with respect to dividends received on the MAPS.

  It should be noted that opinions of counsel are not binding on the IRS or the courts and it is possible that the IRS might take a position contrary to the opinions of counsel expressed above and seek to deny the Dividends-Received Deduction with respect to dividends paid on the MAPS. Counsel is of the opinion that if the IRS asserted such a position, the IRS would not prevail in a judicial proceeding in which the issues were properly presented. In particular, prospective purchasers of MAPS should be aware that, in Revenue Ruling 90-27, the IRS ruled that preferred stock with terms similar in many respects to those of the MAPS was equity for federal income tax purposes. In that ruling, however, the IRS suggested that it may seek to disallow the Dividends-Received Deduction with respect to dividends paid on preferred stock that provides holders with rights that result in a diminution of risk and that are of a type usually associated with debt.

  In determining their entitlement to the Dividends-Received Deduction, corporate holders should consider the holding period and other requirements of
Section 246(c) of the Code, the "debt-financed portfolio stock" rules of
Section 246A of the Code (under which the Dividends-Received Deduction could be reduced to the extent that a holder incurs indebtedness directly attributable to its investment in MAPS), and Section 1059 of the Code (which, under certain circumstances, reduces the tax basis of stock by the portion of any "extraordinary dividend" that is eligible for the Dividends-Received Deduction), as well as any judicial or administrative interpretations of such Code provisions. In particular, Section 246(c) of the Code disallows the Dividends-Received Deduction in its entirety if the stock with respect to which the dividend is paid is not held for a minimum holding period (generally 46 days), or the holder of such stock is obligated to make related payments with respect to a position in substantially similar or related property. Section 246(c)(4) of the Code provides that a holder may not count towards the minimum holding period any period during which the holder (1) has an option to sell, is under a contractual obligation to sell or has made (and not closed) a short sale of, substantially identical stock or securities, (2) is the grantor of an option (other than a qualified covered call) to buy substantially identical stock or securities or (3) has diminished its risk of loss by holding (directly or indirectly through a related or pass-through entity) one or more other positions with respect to substantially similar or related property. In addition, corporate holders should be aware that dividend income that is not subject to regular corporate taxation as a consequence of the Dividends-Received Deduction may give rise to alternative minimum tax liability.

  To the extent that distributions on the MAPS exceed the earnings and profits of the Company, such distributions will not qualify for the Dividends-Received Deduction. Instead they will be treated as a return of capital and reduce the holder's adjusted basis in its MAPS. Such reduction in basis will increase any gain, or reduce any loss, realized by the holder on any subsequent sale, redemption or other disposition of its MAPS. Any such distribution in excess of a holder's adjusted basis in its MAPS will be treated as taxable gain, which generally will be capital gain if the MAPS are held as a capital asset. Although no assurance can be given, the Company expects to have earnings and profits sufficient for the payment of dividends.

  The Company may, at its option, redeem the MAPS. Gain or loss resulting from a sale or redemption of MAPS generally will be taxed as capital gain or loss, provided that the shares of MAPS are held as capital assets. Any portion of the redemption price that is attributable to accumulated but unpaid dividends will only be eligible for the Dividends-Received Deduction to the extent such portion is designated as declared but unpaid dividends. If such portion is not so designated, it will be treated as additional redemption proceeds, which may result in an investor recognizing additional gain or a smaller loss on the redemption.

STATE AND LOCAL INCOME TAXES

  Holders of MAPS may be liable for state and local income taxes with respect to dividends paid on the MAPS. Because many states and localities do not allow a dividend-received deduction, each prospective purchaser of MAPS is advised to consult its own tax advisor concerning state and local taxes.

  EACH PROSPECTIVE PURCHASER OF MAPS IS ADVISED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF MAPS IN LIGHT OF CURRENT TAX LAWS, THE PROSPECTIVE HOLDER'S PARTICULAR INVESTMENT CIRCUMSTANCES, AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

                                 UNDERWRITERS

  Under the terms of and subject to the conditions contained in an
Underwriting Agreement dated            , 1995, the Underwriters named below
have severally agreed to purchase, and the Company has agreed to sell to each Underwriter, severally, the respective number of shares of MAPS set forth opposite their respective names below:

                                                             NUMBER OF NUMBER OF
                                                             SHARES OF SHARES OF
      NAME                                                   SERIES G  SERIES H
      ----                                                   --------- ---------
      Morgan Stanley & Co. Incorporated.....................    250       250
      Lehman Brothers Inc. .................................    250       250
                                                                ---       ---
          Total.............................................    500       500
                                                                ===       ===

  The Underwriting Agreement provides that the several obligations of the Underwriters are subject to the approval of certain legal matters by counsel and to certain other conditions including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending before or threatened by the Commission. The nature of the Underwriters' obligation is such that they are committed to take and pay for all of the MAPS if any are taken.

  In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to afford the Underwriters certain rights of contribution.

  The several Underwriters propose to offer part of the MAPS directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess
of $    per share.

  The Company does not intend to apply for listing of the MAPS on a national securities exchange, but has been advised by the Underwriters that they currently intend to make a market in the MAPS, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the MAPS and any such market making as to any Series may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the MAPS.

  Each Underwriter has agreed with the Company that it will sell MAPS only to a person who agrees to execute and deliver a Master Purchaser's Letter in accordance with the terms of this Prospectus or to a selected dealer who has agreed with the Underwriters that it will (i) execute and deliver a Master Purchaser's Letter in accordance with the terms of this Prospectus and (ii) sell MAPS only to such a person or to another such selected dealer. Each Underwriter will also agree with the Company that it will execute and deliver a Master Purchaser's Letter in accordance with the terms of the Prospectus.

  Morgan Stanley and Lehman Brothers will act in Auctions as Broker-Dealers as set forth under "Description of MAPS--Broker-Dealers." Morgan Stanley and Lehman Brothers may provide information to be used in ascertaining the Applicable "AA" Composite Commercial Paper Rate, the Applicable Treasury Bill Rate and the Applicable Treasury Note Rate as set forth under "Description of MAPS--The Auction--Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate." Each of Morgan Stanley and Lehman Brothers has performed various other investment banking and other financial services for the Company and its affiliates.

                                    EXPERTS

  The consolidated financial statements of International Lease Finance Corporation and subsidiaries appearing in International Lease Finance Corporation's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the issuance of the MAPS offered hereby is being passed upon for the Company by O'Melveny & Myers. Milbank, Tweed, Hadley & McCloy, Los Angeles, California will pass upon certain legal matters for the Underwriters. Certain tax matters will be passed upon for the Company by O'Melveny & Myers.

                                 INDEX OF TERMS

TERMS                                                                      PAGE
-----                                                                      -----
Additional Directors......................................................    18
AIG.......................................................................     4
Applicable "AA" Composite Commercial Paper Rate...........................    23
Applicable Determining Rate...............................................   B-1
Applicable Rate...........................................................    16
Applicable Treasury Bill Rate.............................................    24
Applicable Treasury Note Rate.............................................    24
Articles of Incorporation.................................................    11
Auction...................................................................    20
Auction Agent.............................................................    26
Auction Agent Agreement...................................................    12
Auction Date..............................................................    20
Auction Procedures........................................................    20
Authorized MAPS...........................................................     5
Available Shares of MAPS..................................................    22
Bidder....................................................................    21
Board.....................................................................    24
Broker-Dealers............................................................    27
Broker-Dealer Agreements..................................................    27
Business Day..............................................................    15
Capital Stock.............................................................    15
Code......................................................................    29
Commercial Paper Dealers..................................................    24
Commission................................................................     2
Company...................................................................     2
Date of Original Issue....................................................    12
Default Period............................................................    18
Default Rate..............................................................     6
Designation...............................................................    11
Dividend Payment Date.....................................................    13
Dividend Period...........................................................    14
Dividend Quarter..........................................................    13
Dividends-Received Deduction..............................................    13
Exchange Act..............................................................     2
Existing Holder...........................................................     7
Failure to Deposit........................................................ 6, 16
Initial Dividend Payment Date.............................................    12
Initial Dividend Period...................................................    14
Initial Dividend Rate.....................................................    12
IRS.......................................................................    29
Junior Capital Stock......................................................    16
Lehman Brothers...........................................................    23
Long Dividend Period......................................................    14
MAPS......................................................................     1
Master Purchaser's Letter.................................................   B-1
Maximum Applicable Rate...................................................     1

TERMS                                                                                 PAGE
-----                                                                                 -----
Minimum Holding Period...............................................................    13
Moody's..............................................................................     5
Morgan Stanley.......................................................................    23
Normal Dividend Payment Date.........................................................    12
Notice...............................................................................    14
Notice of Long Dividend Period.......................................................    14
Notice of Revocation.................................................................    14
Notice of Short Dividend Period......................................................    14
Order................................................................................    21
Outstanding..........................................................................   B-2
Parity Capital Stock.................................................................    16
Parity Securities....................................................................    18
Potential Holder.....................................................................     7
Registration Statement...............................................................     2
S&P..................................................................................     5
Securities Act.......................................................................     2
Securities Depositary................................................................   B-2
Series...............................................................................     4
Series A MAPS........................................................................    11
Series B MAPS........................................................................    11
Series C MAPS........................................................................    11
Series D MAPS........................................................................    11
Series E MAPS........................................................................    11
Series F MAPS........................................................................    11
Series G MAPS .......................................................................     4
Series H MAPS........................................................................     4
Short Dividend Period................................................................    14
Standard Dividend Period.............................................................    14
Submission Deadline..................................................................    22
Submitted Bid........................................................................    22
Submitted Hold Order.................................................................    22
Submitted Sell Order.................................................................    22
Submitted Order......................................................................    22
Subsequent Dividend Period Days......................................................    13
Substitute Commercial Paper Dealer...................................................    24
Substitute U.S. Government Securities Dealers........................................    24
Sufficient Clearing Bids.............................................................    22
U.S. Government Securities Dealers...................................................    24
Winning Bid Rate..................................................................... 7, 23

                                   APPENDIX A

                             SETTLEMENT PROCEDURES

  The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the Auction Agent Agreement and each Broker-Dealer Agreement. Nothing contained in this Appendix A constitutes a representation by the Company that in each Auction each party referred to herein will actually perform the procedures described herein to be performed by such party. Capitalized terms used herein shall have the respective meanings specified in the forepart of this Prospectus or Appendix B thereto, as the case may be.

    (a) On each Auction Date with respect to each Series of MAPS, the Auction Agent shall notify by telephone or telecopy the Broker-Dealers that participated in the Auction on such Auction Date and submitted an Order on behalf of any Existing Holder or Potential Holder of:

      (i) the Applicable Rate fixed for the next succeeding Dividend Period and, with respect to any Short Dividend Period or Long Dividend Period, the Dividend Payment Dates therefor;

      (ii) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

      (iii) if such Broker-Dealer (a "Seller's Broker-Dealer") submitted a Bid or a Sell Order on behalf of an Existing Holder, the number of shares of MAPS, if any, to be sold by such Existing Holder;

      (iv) if such Broker-Dealer (a "Buyer's Broker-Dealer") submitted a Bid on behalf of a Potential Holder, the number of shares of MAPS, if any, to be purchased by such Potential Holder;

      (v) if the aggregate number of shares of MAPS to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of shares of MAPS to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Agent Member, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of shares of MAPS and the number of such shares to be purchased from one or more Existing Holders on whose behalf such Broker-Dealer acted by one or more Potential Holders on whose behalf each of such Buyer's Broker-Dealers acted;

      (vi) if the aggregate number of shares of MAPS to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid exceeds the aggregate number of shares of MAPS to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker-Dealers (and the name of the Agent Member, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of shares of MAPS and the number of such shares to be sold to one or more Potential Holders on whose behalf such Broker-Dealer acted by one or more Existing Holders on whose behalf each of such Seller's Broker-Dealers acted; and

      (vii) the Auction Date of the next succeeding Auction with respect to the MAPS.

    (b) On each Auction Date with respect to each Series of MAPS, each Broker-Dealer that submitted an Order on behalf of any Existing Holder or Potential Holder shall:

      (i) in the case of a Broker-Dealer that is a Buyer's Broker-Dealer, instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Holder's Agent Member to pay in same-day funds to such Broker-Dealer (or its Agent Member) through the Securities Depositary the amount necessary to purchase the number of shares of MAPS to be purchased pursuant to such Bid against receipt of such shares and advise such Potential Holder of the Applicable Rate for the next succeeding Dividend Period;

      (ii) in the case of a Broker-Dealer that is a Seller's Broker-Dealer, instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, or a Bid that was rejected, in whole or in part, to instruct such Existing Holder's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depositary the number of shares of MAPS to be sold pursuant to such Order against payment therefor and advise any such Existing Holder that will continue to hold shares of MAPS of the Applicable Rate for the next succeeding Dividend Period;

      (iii) advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

      (iv) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

      (v) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

    (c) On the basis of the information provided to it pursuant to (a) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Holder or an Existing Holder shall, in such manner and at such time or times as in its sole discretion it may determine, allocate any funds received by it pursuant to (b)(i) above and any shares of MAPS received by it pursuant to (b)(ii) above among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids, the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker-Dealers identified to it by the Auction Agent pursuant to (a)(v) or (a)(vi) above.

    (d) On each Auction Date:

      (i) each Potential Holder and Existing Holder shall instruct its Agent Member as provided in (b)(i) or (b)(ii) above, as the case may be;

      (ii) each Seller's Broker-Dealer that is not an Agent Member of the Securities Depositary shall instruct its Agent Member to (A) pay through the Securities Depositary to the Agent Member of the Existing Holder delivering shares of MAPS to such Broker-Dealer pursuant to
    (b)(ii) above the amount necessary to purchase such shares against receipt of such shares, and (B) deliver such shares through the Securities Depositary to a Buyer's Broker-Dealer (or its Agent Member) identified to such Seller's Broker-Dealer pursuant to (a)(v) above against payment therefor; and

      (iii) each Buyer's Broker-Dealer that is not an Agent Member of the Securities Depositary shall instruct its Agent Member to (A) pay through the Securities Depositary to a Seller's Broker-Dealer (or its Agent Member) identified pursuant to (a)(vi) above the amount necessary to purchase the shares of MAPS to be purchased pursuant to (b)(i) above against receipt of such shares, and (B) deliver such shares of MAPS through the Securities Depositary to the Agent Member of the purchaser thereof against payment therefor.

    (e) On the Business Day next succeeding the Auction Date:

      (i) each Agent Member referred to in (d)(i) above shall instruct the Securities Depositary to execute the transactions described under
    (b)(i) or (b)(ii) above, and the Securities Depositary shall execute such transactions;

      (ii) each Seller's Broker-Dealer or its Agent Member shall instruct the Securities Depositary to execute the transactions described in
    (d)(ii) above, and the Securities Depositary shall execute such transactions; and

      (iii) each Buyer's Broker-Dealer or its Agent Member shall instruct the Securities Depositary to execute the transactions described in
    (d)(iii) above, and the Securities Depositary shall execute such transactions.

    (f) If an Existing Holder selling shares of MAPS in an Auction fails to deliver such shares (by authorized book-entry), a Broker-Dealer may deliver to the Potential Holder on behalf of which it submitted a Bid that was accepted a number of whole shares that is less than the number of shares that otherwise was to be purchased by such Potential Holder. In such event, the number of shares of MAPS to be so delivered shall be determined by such Broker-Dealer in its sole discretion. Delivery of such lesser number of shares shall constitute good delivery. Notwithstanding the foregoing terms of this subsection (f), any delivery or non-delivery of shares of MAPS that shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements.

                                   APPENDIX B

                               AUCTION PROCEDURES

  The following procedures will be set forth in or incorporated by reference in the Designation and will be incorporated by reference in the Auction Agent Agreement and each Broker-Dealer Agreement. Nothing contained in this Appendix B constitutes a representation by the Company that in each Auction each party referred to herein will actually perform the procedures described herein to be performed by such party.

SECTION (A). CERTAIN DEFINITIONS

  Capitalized terms not defined in this Section shall have the respective meanings specified in the Prospectus. As used in these Auction Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

    (i) "Affiliate" shall mean any Person controlled by, in control of, or under common control with, the Company.

    (ii) "Agent Member" shall mean the member of the Securities Depositary that will act on behalf of an Existing Holder or a Potential Holder and that is identified as such in such Existing Holder's or Potential Holder's Master Purchaser's Letter.

    (iii) "Applicable Determining Rate" means, (i) for any Standard Dividend Period or Short Dividend Period of 183 days or less, the Applicable "AA" Composite Commercial Paper Rate, (ii) for any Short Dividend Period of 184 to 364 days, the Applicable Treasury Bill Rate and (iii) for any Long Dividend Period, the Applicable Treasury Note Rate.

    (iv) "Auction Date" shall mean the first Business Day preceding the first day of a Dividend Period other than the Initial Dividend Periods.

    (v) "Available Shares of MAPS" shall have the meaning specified in Subsection (d)(i) below.

    (vi) "Bid" shall have the meaning specified in Subsection (b)(i) below.

    (vii) "Bidder" shall have the meaning specified in Subsection (b)(i) below.

    (viii) "Broker-Dealer" shall mean any broker-dealer, or other entity permitted by law to perform the functions required of a Broker-Dealer in these Auction Procedures, that has been selected by the Company and has entered into a Broker-Dealer Agreement with the Auction Agent that remains effective.

    (ix) "Broker-Dealer Agreement" shall mean an agreement between the Auction Agent and a Broker-Dealer pursuant to which such Broker-Dealer agrees to follow the procedures specified in these Auction Procedures.

    (x) "Hold Order" shall have the meaning specified in Subsection (b)(i) below.

    (xi) "MAPS" shall mean the MAPS being auctioned pursuant to these Auction Procedures.

    (xii) "Master Purchaser's Letter" means a letter in the form attached to the Prospectus asAppendix C, or such other form as may be specified by the Company, in each case, which is required to be executed by each prospective purchaser of shares of MAPS.

    (xiii) "Maximum Applicable Rate," on any Auction Date, shall mean the rate obtained by multiplying the Applicable Determining Rate on such Auction Date by the percentage determined as set forth below based on the lower of the credit ratings assigned to the MAPS by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies, as the case may be, or in the event that only one such rating shall be available, the percentage shall be based on such rating).

                       CREDIT RATINGS                         APPLICABLE PERCENTAGE
             -------------------------------------                OF APPLICABLE
                 MOODY'S                 S&P                    DETERMINING RATE
             ----------------        ------------             ---------------------
             "aa3" or Above          AA- or Above                      150%
             "a3" to "a1"            A- to A+                          200%
             "baa3" to "baa1"        BBB- to BBB+                      225%
             Below "baa3"            Below BBB-                        275%

    (xiv) "Outstanding" shall mean, as of any date, Authorized MAPS theretofore issued except, without duplication, (i) any Authorized MAPS theretofore cancelled, delivered to the Company for cancellation or redeemed and (ii) as of any Auction Date, any shares of Authorized MAPS subject to redemption on the next following Business Day.

    (xv) "Person" shall mean and include an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

    (xvi) "Potential Holder" shall mean any Person, including any Existing Holder, (A) who shall have executed a Master Purchaser's Letter and (B) who may be interested in acquiring shares of MAPS (or, in the case of an Existing Holder, additional shares of MAPS).

    (xvii) "Securities Depositary" shall mean The Depository Trust Company or any other securities depository selected by the Company that agrees to follow the procedures required to be followed by such securities depository in connection with the MAPS.

    (xviii) "Sell Order" shall have the meaning specified in Subsection
  (b)(i) below.

    (xix) "Submission Deadline" shall mean 1:00 p.m., New York City time, on any Auction Date or such other time on any Auction Date as may be specified from time to time by the Auction Agent as the time prior to which each Broker-Dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

    (xx) "Submitted Bid" shall have the meaning specified in Subsection
  (c)(i) below.

    (xxi) "Submitted Hold Order" shall have the meaning specified in Subsection (c)(i) below.

    (xxii) "Submitted Order" shall have the meaning specified in Subsection
  (c)(i) below.

    (xxiii) "Submitted Sell Order" shall have the meaning specified in Subsection (c)(i) below.

    (xxiv) "Substitute Rating Agency" shall mean a nationally recognized statistical rating organization (as that term is used in the rules and regulations of the Securities Exchange Act of 1934) selected by the Company, subject to the approval by Morgan Stanley and Lehman Brothers, such approval not to be unreasonably withheld.

    (xxv) "Sufficient Clearing Bids" shall have the meaning specified in Subsection (d)(i) below.

    (xxvi) "Winning Bid Rate" shall have the meaning specified in Subsection
  (d)(i) below.

SECTION (B). ORDERS BY EXISTING HOLDERS AND POTENTIAL HOLDERS

  (i) Prior to the Submission Deadline on each Auction Date for any Series of
MAPS:

    (A) each Existing Holder may submit to a Broker-Dealer information as to:

      (1) the number of Outstanding shares of MAPS, if any, held by such Existing Holder that such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

      (2) the number of Outstanding shares of MAPS, if any, held by such Existing Holder that such Existing Holder desires to sell, provided that the Applicable Rate for the next succeeding Dividend Period is less than the rate per annum specified by such Existing Holder; and/or

      (3) the number of Outstanding shares of MAPS, if any, held by such Existing Holder that such Existing Holder desires to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

    (B) each Broker-Dealer, using a list of Potential Holders that shall be maintained in accordance with the provisions set forth in the Broker-Dealer Agreement for the purpose of conducting a competitive Auction, shall contact both Existing Holders and Potential Holders, including Existing Holders with respect to an offer by any such Existing Holder to purchase additional shares of MAPS, on such list to notify such Existing Holders and Potential Holders by telephone or otherwise as to the length of the next Dividend Period and (i) with respect to any Short Dividend Period or Long Dividend Period, the Dividend Payment Date(s) and (ii) with respect to any Long Dividend Period, any dates before which shares of MAPS may not be redeemed and any redemption premium applicable in an optional redemption and to determine the number of Outstanding shares of MAPS, if any, with respect to which each such Existing Holder desires to submit an Order and each such Potential Holder desires to submit a Bid.

  For the purposes hereof, the communication to a Broker-Dealer of information referred to in clause (A) or (B) of this Subsection (b)(i) is hereinafter referred to as an "Order" and each Existing Holder and each Potential Holder placing an Order is hereinafter referred to as a "Bidder," an Order containing the information referred to in clause (A)(1) of this Subsection (b)(i) is hereinafter referred to as a "Hold Order," an Order containing the information referred to in clause (A)(2) or (B) of this Subsection (b)(i) is hereinafter referred to as a "Bid;" and an Order containing the information referred to in clause (A)(3) of this Subsection (b)(i) is hereinafter referred to as a "Sell Order."

  (ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

    (1) the number of Outstanding shares of MAPS specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or

    (2) such number or a lesser number of Outstanding shares of MAPS to be determined as set forth in Subsections (e)(i)(D) and (e)(iii) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

    (3) a lesser number of Outstanding shares of MAPS to be determined as set forth in Subsections (e)(ii)(C) and (e)(iii) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

  (B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

    (1) the number of Outstanding shares of MAPS specified in such Sell
  Order; or

    (2) such number or a lesser number of Outstanding shares of MAPS to be determined as set forth in Subsections (e)(ii)(C) and (e)(iii) if Sufficient Clearing Bids do not exist.

  (C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

    (1) the number of Outstanding shares of MAPS specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

    (2) such number or a lesser number of Outstanding shares of MAPS to be determined as set forth in Subsections (e)(i)(E) and (e)(iv) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

SECTION (C). SUBMISSION OF ORDERS BY BROKER-DEALERS TO AUCTION AGENT

  (i) Each Broker-Dealer shall submit in writing to the Auction Agent prior to the Submission Deadline on each Auction Date for any Series of MAPS all Orders obtained by such Broker-Dealer, specifying with respect to each Order:

    (A) the name of the Bidder placing such Order;

    (B) the aggregate number of Outstanding shares of MAPS that are the subject of such Order;

    (C) to the extent that such Bidder is an Existing Holder;

      (1) the number of Outstanding shares of MAPS, if any, subject to any Hold Order placed by such Existing Holder;

      (2) the number of Outstanding shares of MAPS, if any, subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

      (3) the number of Outstanding shares of MAPS, if any, subject to any Sell Order placed by such Existing Holder; and

    (D) to the extent such Bidder is a Potential Holder, the rate per annum specified in such Potential Holder's Bid.

    (Each "Hold Order," "Bid" or "Sell Order" as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, or as a "Submitted Order.")

  (ii) If any rate per annum specified in any Submitted Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

  (iii) If one or more Orders covering in the aggregate all of the Outstanding shares of MAPS held by an Existing Holder are not submitted to the Auction Agent prior to the Submission Deadline for any reason (including the failure of a Broker-Dealer to contact such Existing Holder or to submit such Existing Holder's Order or Orders), such Existing Holder shall be deemed to have submitted a Hold Order covering the number of Outstanding shares of MAPS held by such Existing Holder that are not subject to Orders submitted to the Auction Agent.

  (iv) A Submitted Order or Submitted Orders of an Existing Holder that cover in the aggregate more than the number of Outstanding shares of MAPS held by such Existing Holder will be considered valid in the following order of priority:

    (A) any Submitted Hold Order of such Existing Holder will be considered valid up to and including the number of Outstanding shares of MAPS held by such Existing Holder, provided that, if there is more than one such Submitted Hold Order and the aggregate number of shares of MAPS subject to such Submitted Hold Orders exceeds the number of Outstanding shares of MAPS held by such Existing Holder, the number of shares of MAPS subject to each such Submitted Hold Order will be reduced pro rata so that such Submitted Hold Orders in the aggregate will cover exactly the number of Outstanding shares of MAPS held by such Existing Holder;

    (B) any Submitted Bids of such Existing Holder will be considered valid (in the ascending order of their respective rates per annum if there is more than one Submitted Bid of such Existing Holder) for the number of Outstanding shares of MAPS held by such Existing Holder equal to the difference between (i) the number of Outstanding shares of MAPS held by such Existing Holder and (ii) the number of Outstanding shares of MAPS subject to any Submitted Hold Order of such Existing Holder referred to in clause (iv)(A) above (and, if more than one Submitted Bid of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of shares of MAPS that can be the subject of valid Submitted Bids of such Existing Holder after application of clause (iv)(A) above and of the foregoing portion of this clause (iv)(B) to any Submitted Bid or Submitted Bids of such Existing Holder specifying a lower rate or rates per annum, the number of shares of MAPS subject to each of such Submitted Bids specifying the same rate per annum will be reduced pro rata so that such Submitted Bids, in the aggregate, cover exactly such remaining number of Outstanding shares of MAPS of such Existing Holder);

    (C) any Submitted Sell Order of such Existing Holder will be considered valid up to and including the excess of the number of Outstanding shares of MAPS held by such Existing Holder over the sum of (a) the number of shares of MAPS subject to Submitted Hold Orders by such Existing Holder referred to in clause (iv)(A) above and (b) the number of shares of MAPS subject to valid Submitted Bids by such Existing Holder referred to in clause (iv)(B) above; provided that, if there is more than one Submitted Sell Order of such Existing Holder and the number of shares of MAPS subject to such

  Submitted Sell Orders is greater than such excess, the number of shares of MAPS subject to each of such Submitted Sell Orders will be reduced pro rata so that such Submitted Sell Orders, in the aggregate, will cover exactly the number of shares of MAPS equal to such excess.

The number of Outstanding shares of MAPS, if any, subject to Submitted Bids of such Existing Holder not valid under clause (iv)(B) above shall be treated as the subject of a Submitted Bid by a Potential Holder at the rate per annum specified in such Submitted Bids.

  (v) If there is more than one Submitted Bid by any Potential Holder in any Auction, each such Submitted Bid shall be considered a separate Submitted Bid with respect to the rate per annum and number of shares of MAPS specified therein.

SECTION (D). DETERMINATION OF SUFFICIENT CLEARING BIDS, WINNING BID RATE AND APPLICABLE RATE

  (i) Not earlier than the Submission Deadline on each Auction Date, for any Series of MAPS, the Auction Agent shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers and shall determine:

    (A) the excess of the total number of Outstanding shares of MAPS over the number of shares of MAPS that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available Shares of MAPS");

    (B) from the Submitted Orders, whether the number of Outstanding shares of MAPS that are the subject of Submitted Bids by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

      (1) the number of Outstanding shares of MAPS that are the subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

      (2) the number of Outstanding shares of MAPS that are subject to Submitted Sell Orders.

  (if such excess or such equality exists (other than because the number of Outstanding shares of MAPS in clauses (1) and (2) above are each zero because all of the Outstanding shares of MAPS are the subject of Submitted Hold Orders), there shall exist "Sufficient Clearing Bids" and such Submitted Bids by Potential Holders shall be hereinafter referred to collectively as "Sufficient Clearing Bids"); and

    (C) if Sufficient Clearing Bids exist, the winning bid rate (the "Winning Bid Rate"), which shall be the lowest rate per annum specified in the Submitted Bids that if:

      (1) each Submitted Bid from Existing Holders specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were accepted, thus entitling such Existing Holders to continue to hold the shares of MAPS that are the subject of such Submitted Bids, and

      (2) each Submitted Bid from Potential Holders specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling such Potential Holders to purchase the shares of MAPS that are the subject of such Submitted Bids, would result in such Existing Holders described in subclause (C)(1) continuing to hold an aggregate number of Outstanding shares of MAPS that, when added to the number of Outstanding shares of MAPS to be purchased by such Potential Holders described in subclause (C)(2), would equal or exceed the number of Available Shares of MAPS.

  (ii) In connection with any Auction and promptly after the Auction Agent has made the determinations pursuant to Subsection (d)(i), the Auction Agent shall advise the Company of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

    (A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Winning Bid Rate;

    (B) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding shares of MAPS are the subject of Submitted Hold Orders), that the next succeeding Dividend Period will be a Standard Dividend Period and the Applicable Rate for the next succeeding Dividend Period shall be equal to the Maximum Applicable Rate for a Standard Dividend Period determined as of the Business Day immediately preceding such Auction; or

    (C) if all of the Outstanding shares of MAPS are the subject of Submitted Hold Orders, that the Applicable Rate for the next succeeding Dividend Period shall be equal to 59% of the Applicable "AA" Composite Commercial Paper Rate, in the case of MAPS with a Standard Dividend Period or a Short Dividend Period of 183 days or less, 59% of the Applicable Treasury Bill Rate in the case of MAPS with a Short Dividend Period of 184 to 364 days, or 59% of the Applicable Treasury Note Rate in the case of MAPS with a Long Dividend Period, in effect on the Auction Date.

SECTION (E). ACCEPTANCE AND REJECTION OF SUBMITTED BIDS AND SUBMITTED SELL
        ORDERS AND ALLOCATION OF SHARES OF MAPS

  Based on the determinations made pursuant to Subsection (d)(i), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

    (i) If Sufficient Clearing Bids have been made, subject to the provisions of Subsections (e)(iii) and (e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

      (A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be rejected, thus requiring each such Existing Holder to sell the Outstanding shares of MAPS that are the subject of such Submitted Sell Order or Submitted Bid;

      (B) the Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted, thus entitling each such Existing Holder to continue to hold the Outstanding shares of MAPS that are the subject of such Submitted Bid;

      (C) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted;

      (D) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted, thus entitling each such Existing Holder to continue to hold the Outstanding shares of MAPS that are the subject of such Submitted Bid, unless the number of Outstanding shares of MAPS subject to all such Submitted Bids shall be greater than the number of Outstanding shares of MAPS ("Remaining Shares of MAPS") equal to the excess of the Available Shares of MAPS over the number of Outstanding shares of MAPS subject to Submitted Bids described in Subsections (e)(i)(B) and
    (e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be rejected, and each such Existing Holder shall be required to sell Outstanding shares of MAPS, but only in an amount equal to the difference between (1) the number of Outstanding shares of MAPS then held by such Existing Holder subject to such Submitted Bid and (2) the number of shares of MAPS obtained by multiplying (x) the number of Remaining Shares of MAPS by (y) a fraction, the numerator of which shall be the number of Outstanding shares of MAPS held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the aggregate number of Outstanding shares of MAPS subject to such Submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

      (E) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted, but only in an amount equal to the number of Outstanding shares of MAPS obtained by multiplying (x) the difference between the Available Shares of MAPS and the number of Outstanding shares of MAPS subject to Submitted Bids described in Subsections (e)(i)(B), (e)(i)(C) and (e)(i)(D) by (y) a fraction, the numerator of which shall be the number of Outstanding shares of MAPS subject to such Submitted Bid and the denominator of which shall be the aggregate number of Outstanding shares of MAPS subject to such Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.

    (ii) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding shares of MAPS are subject to Submitted Hold Orders), subject to the provisions of Subsection (e)(iii), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids of Potential Holders shall be rejected:

      (A) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus entitling such Existing Holder to continue to hold the Outstanding shares of MAPS that are the subject of such Submitted Bid;

      (B) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the Outstanding shares of MAPS that are the subject of such Submitted Bid; and

      (C) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be rejected, thus requiring each such Existing Holder to sell the Outstanding shares of MAPS that are the subject of such Submitted Bid, and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Outstanding shares of MAPS then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of shares of MAPS obtained by multiplying (x) the difference between the Available Shares of MAPS and the aggregate number of Outstanding shares of MAPS subject to Submitted Bids described in Subsections (e)(ii)(A) and (e)(ii)(B) by (y) a fraction, the numerator of which shall be the number of Outstanding shares of MAPS held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the aggregate number of Outstanding shares of MAPS subject to all such Submitted Bids and Submitted Sell Orders.

    (iii) If, as a result of the procedures described in Subsections (e)(i) or (e)(ii), any Existing Holder would be entitled or required to sell or any Potential Holder would be entitled or required to purchase, a fraction of a share of MAPS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, round up or down the number of shares of MAPS to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that only whole shares of MAPS will be entitled or required to be sold or purchased.

    (iv) If, as a result of the procedures described in Subsection (e)(i), any Potential Holder would be entitled or required to purchase less than a whole share of MAPS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate shares of MAPS for purchase among Potential Holders so that only whole shares of MAPS are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any shares of MAPS on such Auction Date.

    (v) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Outstanding shares of MAPS to be purchased and the aggregate number of Outstanding shares of MAPS to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Outstanding shares of MAPS to be purchased and such aggregate number of Outstanding shares of MAPS to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Outstanding shares of MAPS.

SECTION (F). MISCELLANEOUS

  An Existing Holder (A) may sell, transfer or otherwise dispose of shares of MAPS only pursuant to a Bid or Sell Order in accordance with the procedures described in these Auction Procedures or to or through a Broker-Dealer or to a Person that has delivered a signed copy of a Master Purchaser's Letter to a Broker-Dealer, provided that in the case of all transfers other than pursuant to Auctions such Existing Holder, its Broker-Dealer or its Agent Member advises the Auction Agent of such transfer and (B) unless otherwise required by law, shall have the beneficial ownership of the shares of MAPS held by it maintained in book-entry form by the Securities Depositary in the account of its Agent Member, which in turn will maintain records of such Existing Holder's beneficial ownership. The Company and its Affiliate shall not submit any Order in any Auction except as set forth in the next sentence. Any Broker-Dealer that is an Affiliate of the Company may submit Orders in Auctions but only if such Orders are not for its own account, except that if such affiliated Broker-Dealer holds shares of MAPS for its own account, it must submit a Sell Order in the next Auction with respect to such shares of MAPS. All of the Outstanding shares of MAPS of each Series shall be represented by a single certificate for such Series registered in the name of the nominee of the Securities Depositary unless otherwise required by law or unless there is no Securities Depositary. If there is no Securities Depositary, shares of MAPS shall be registered in the register of the Company in the name of the Existing Holder thereof and such Existing Holder thereupon will be entitled to receive a certificate therefor and be required to deliver a certificate therefor upon transfer or exchange thereof.

                                   APPENDIX C

                     TO BE SUBMITTED TO YOUR BROKER-DEALER

                           MASTER PURCHASER'S LETTER
                                  RELATING TO
                       SECURITIES INVOLVING RATE SETTINGS
                                THROUGH AUCTIONS

To: The Company
  A Broker-Dealer
  An Agent Member
  Other Persons

  1. This letter is designed to apply to auctions for publicly or privately offered debt or equity securities ("Securities") of any issuer ("Company") that are described in any final prospectus or other offering materials relating to such Securities as the same may be amended or supplemented (collectively, with respect to the particular Securities concerned, the "Prospectus") and that involve periodic rate settings through auctions ("Auctions"). This letter shall be for the benefit of any Company and of any auction agent, broker-dealer, agent member, securities depository or other interested person in connection with any Securities and related Auctions (it being understood that such persons may be required to execute specified agreements and nothing herein shall alter such requirements). The terminology used herein is intended to be general in its application and not to exclude any Securities in respect of which (in the Prospectus or otherwise) alternative terminology is used.

  2. We may from time to time offer to purchase, purchase, offer to sell and/or sell Securities of any Company as described in the Prospectus relating thereto. We agree that this letter shall apply to all such purchases, sales and offers and to Securities owned by us. We understand that the dividend/interest rate on Securities may be based from time to time on the results of Auctions as set forth in the Prospectus.

  3. We agree that any bid or sell order placed by us shall constitute an irrevocable offer by us to purchase or sell Securities subject to such bid or sell order, or such lesser amount of Securities as we shall be required to sell or purchase as a result of such Auction, at the applicable price, all as set forth in the Prospectus, and that if we fail to place a bid or sell order with respect to Securities owned by us with a broker-dealer on any auction date, or a broker-dealer to which we communicate a bid or sell order fails to submit such bid or sell order to the auction agent concerned, we shall be deemed to have placed a hold order with respect to such Securities as described in the Prospectus. We authorize any broker-dealer that submits a bid or sell order as our agent in Auctions to execute contracts for the sale of Securities covered by such bid or sell order. We recognize that the payment by such broker-dealer for Securities purchased on our behalf shall not relieve us of any liability to such broker-dealer for payment for such Securities.

  4. We agree that, during the applicable period as described in the Prospectus, dispositions of Securities can be made only in the denominations set forth in the Prospectus and we will sell, transfer or otherwise dispose of any Securities held by us from time to time only pursuant to a bid or sell order placed in an Auction, to or through a broker-dealer or, when permitted in the Prospectus, to a person that has signed and delivered, or caused to be delivered on its behalf, to a broker-dealer a letter substantially in the form of this letter (or other applicable purchaser's letter), provided that in the case of all transfers other than pursuant to Auctions we or our broker-dealer or our agent member shall advise such auction agent of such transfer. We understand that a restrictive legend will be placed on certificates representing the Securities and stop-transfer instructions will be issued to the transfer agent and/or registrar, all as set forth in the Prospectus. We agree to comply with any other transfer restrictions or other related procedures as described in the Prospectus.

  5. We agree that, during the applicable period as described in the Prospectus, ownership of Securities shall be represented by a global certificate registered in the name of the applicable securities depository or its nominees, that we will not be entitled to receive any certificate representing the Securities and that our ownership of any Securities will be maintained in book entry form by the securities depository for the account of our agent member, which in turn will maintain records of our beneficial ownership. We authorize and instruct our agent member to disclose to the applicable auction agent such information concerning our beneficial ownership of Securities as such auction agent shall request.

  6. The Broker-Dealers or their successors (including any successor appointed by the Company to replace the Broker-Dealers or their successors) or any assignee thereof to whom the Company consents, shall have an option, exercisable on not less than three Business Days' notice and only with the Company's consent, to purchase, on any Final Dividend Date with respect to the Securities to be so purchased, all or a portion of the Securities owned by it at a purchase price, after payment by the Company on such Final Dividend Date of any accumulated but unpaid dividends on the Securities and any redemption premium (that may have been established by the Company in respect of a Long Dividend Period) that may be payable by the Company with respect thereto, of
$       per Security, and it, by its ownership of such Securities and its execution of the Master Purchaser's Letter, will be deemed to have consented irrevocably to such purchase.

  7. We acknowledge that partial deliveries of Securities purchased in Auctions may be made to us and such deliveries shall constitute good delivery as set forth in the Prospectus.

  8. This letter is not a commitment by us to purchase any Securities.

  9. This letter supersedes any prior-dated version of this master purchaser's letter, and supplements any prior or post-dated purchaser's letter specific to particular Securities; any recipient of this letter may rely upon it until such recipient has received a signed writing amending or revoking this letter.

  10. The descriptions of Auction procedures set forth in each applicable Prospectus are incorporated by reference herein and, in case of any conflict between this letter and any such description, such description shall control.

  11. Any xerographic or other copy of this letter shall be deemed of equal effect as a signed original.

  12. Our agent member of the securities depository currently is
                            .

  13. Our personnel authorized to place orders with broker-dealers for the purposes set forth in the Prospectus in Auctions currently is
                , telephone number (   )                .

  14. Our taxpayer identification number is                         .

  15. In the case of each offer to purchase, offer to sell or sale by us of Securities not registered under the Securities Act of 1933, as amended (the "Act"), we represent and agree as follows:

    A. We understand and expressly acknowledge that the Securities have not been and will not be registered under the Act and, accordingly, that the Securities may not be reoffered, resold or otherwise pledged, hypothecated or transferred unless an applicable exemption from the registration requirements of the Act is available.

    B. We hereby confirm that any purchase of Securities made by us will be for our own account, or for the account of one or more parties for which we are acting as trustee or agent with complete investment discretion and with authority to bind such parties, and not with a view to any public resale or distribution thereof. We and each other party for which we are acting which will acquire Securities will be "accredited investors" within the meaning of Regulation D under the Act with respect to the Securities to be purchased by us or such party, as the case may be, will have previously invested in similar types of instruments and will be able and prepared to bear the economic risk of investing in and holding such Securities.

    C. We acknowledge that prior to purchasing any Securities we shall have received a Prospectus (private placement memorandum) with respect thereto and acknowledge that we will have had access to such financial and other information and have been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as we deem necessary in connection with our decision to purchase Securities.

    D. We recognize that the Company and broker-dealers will rely upon the truth and accuracy of the foregoing investment representations and agreements, and we agree that each of our purchases of Securities now or in the future shall be deemed to constitute our concurrence in all of the foregoing that shall be binding on us and each party for which we are acting as set forth in Subparagraph B above.

Dated: ______________________________     _____________________________________

Mailing Address of Purchaser:

_____________________________________     By: _________________________________

_____________________________________     Printed Name: _______________________

_____________________________________     Title: ______________________________

               [LOGO OF INTERNATIONAL LEASE FINANCE CORPORATION]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

      1. Registration Fee............................................. $ 20,000
      2. Cost of Printing, Engraving and Freight......................   60,000
      3. Legal Fees and Expenses......................................   60,000
      4. Accounting Fees..............................................   20,000
      5. Auction Agent Fees...........................................   25,000
      6. Blue Sky Fees and Expenses...................................   10,000
      7. Rating Agency Fees...........................................   50,000
      8. Miscellaneous................................................   10,000
                                                                       --------
          Total....................................................... $255,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pursuant to the California Corporations Code and Section 7.5 of the Company's Bylaws, directors, officers, employees and agents of the Company may be indemnified by the Company in certain circumstances against liabilities they incur while acting in such capacities.

  Section 7 of the form of proposed Underwriting Agreement (Exhibit 1 hereto) provides for indemnification of directors and officers by the Underwriters in certain circumstances.

ITEM 16. EXHIBITS.

      EXHIBIT
      NUMBER                              DESCRIPTION
      -------                             -----------
      1        Form of Underwriting Agreement.
      4.1      Form of Certificate of Determination of Series G MAPS.
      4.2      Form of Certificate of Determination of Series H MAPS.
      5        Opinion of O'Melveny & Myers as to the legality of the Series G and H MAPS.
      8        Opinion of O'Melveny & Myers as to certain Federal income tax consequences to the holders of Series G and H MAPS.
     12        Computation of Ratio of Earnings to Fixed Charges and Preferred
               Stock Dividends (included in the Company's Annual Report on Form
               10-K for the year ended December 31, 1994 and the Company's
               Quarterly Report on Form 10-Q for the quarter ended September
               30, 1995, and incorporated herein by reference).
     23.1      Consent of Ernst & Young LLP.
     23.2      Consent of O'Melveny & Myers (included in Exhibits 5 and 8).
     24        Power of Attorney (included on page II-3).
     99.1      Form of Agreement between the Company and Chemical Bank, as Auc-
               tion Agent.
     99.2      Form of Broker-Dealer Agreement.

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT DULY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, ON THE 16TH DAY OF NOVEMBER, 1995.

                                          International Lease Finance
                                           Corporation

                                          By         /s/ Alan H. Lund
                                            -----------------------------------
                                            Executive Vice President, Co-Chief
                                                Operating Officer and Chief
                                                     Financial Officer

                               POWER OF ATTORNEY

  WE, THE UNDERSIGNED DIRECTORS AND OFFICERS OF INTERNATIONAL LEASE FINANCE CORPORATION, AND EACH OF US, DO HEREBY CONSTITUTE AND APPOINT LESLIE L. GONDA, STEVEN F. UDVAR-HAZY, LOUIS L. GONDA AND ALAN H. LUND, OR ANY ONE OF THEM, OUR TRUE AND LAWFUL ATTORNEYS AND AGENTS, EACH WITH POWER OF SUBSTITUTION, TO DO ANY AND ALL ACTS AND THINGS IN OUR NAME AND ON OUR BEHALF IN OUR CAPACITIES AS DIRECTORS AND OFFICERS AND TO EXECUTE ANY AND ALL INSTRUMENTS FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED ABOVE, WHICH SAID ATTORNEYS AND AGENTS, OR ANY ONE OF THEM, MAY DEEM NECESSARY OR ADVISABLE TO ENABLE SAID CORPORATION TO COMPLY WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY RULES, REGULATIONS, AND REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, IN CONNECTION WITH THIS REGISTRATION STATEMENT, INCLUDING SPECIFICALLY BUT WITHOUT LIMITATION, POWER AND AUTHORITY TO SIGN FOR US OR ANY OF US IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) HERETO; AND WE DO HEREBY RATIFY AND CONFIRM ALL THAT THE SAID ATTORNEYS AND AGENTS, OR HIS SUBSTITUTE OR SUBSTITUTES, OR ANY ONE OF THEM, SHALL DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ Leslie L. Gonda          Director                      November 16, 1995
------------------------------------
          Leslie L. Gonda

      /s/ Steven F. Udvar-Hazy       Chief Executive Officer       November 16, 1995
------------------------------------ and Director
        Steven F. Udvar-Hazy

         /s/ Louis L. Gonda          Director                      November 16, 1995
------------------------------------
           Louis L. Gonda

        /s/ M. R. Greenberg          Director                      November 16, 1995
------------------------------------
          M. R. Greenberg

       /s/ Edward E. Matthews        Director                      November 16, 1995
------------------------------------
         Edward E. Matthews

       /s/ Petros Sabatacakis        Director                      November 16, 1995
------------------------------------
         Petros Sabatacakis

        /s/ Howard I. Smith          Director                      November 16, 1995
------------------------------------
          Howard I. Smith

          /s/ Alan H. Lund           Chief Financial Officer and
------------------------------------ Chief Accounting Officer
            Alan H. Lund

                                 EXHIBIT INDEX

      EXHIBIT
      NUMBER                              DESCRIPTION
      -------                             -----------
      1        Form of Underwriting Agreement.
      4.1      Form of Certificate of Determination of Series G MAPS.
      4.2      Form of Certificate of Determination of Series H MAPS.
      5        Opinion of O'Melveny & Myers as to the legality of the Series G and H MAPS.
      8        Opinion of O'Melveny & Myers as to certain Federal income tax consequences to the holders of Series G and H MAPS.
     12        Computation of Ratio of Earnings to Fixed Charges and Preferred
               Stock Dividends (included in the Company's Annual Report on Form
               10-K for the year ended December 31, 1994 and the Company's
               Quarterly Report on Form 10-Q for the quarter ended
               September 30, 1995, and incorporated herein by reference).
     23.1      Consent of Ernst & Young LLP.
     23.2      Consent of O'Melveny & Myers (included in Exhibits 5 and 8).
     24        Power of Attorney (included on page II-3).
     99.1      Form of Agreement between the Company and Chemical Bank, as Auc-
               tion Agent.
     99.2      Form of Broker-Dealer Agreement.